Exhibit 10.1

CREDIT AGREEMENT

Dated as of December 10, 2015,

among

CAMBIUM LEARNING, INC.,
as Borrower,

CAMBIUM LEARNING GROUP, INC.,
as Holdings,

WEBSTER BANK, N.A.,
as Administrative Agent, L/C Issuer and a Lender,

and

The Other Lenders Party Hereto

with

WEBSTER BANK, N.A.,
as a Joint Lead Arranger,

THE GOVERNOR AND COMPANY OF THE BANK OF IRELAND,
as a Joint Lead Arranger and Syndication Agent,

and

CAPITAL ONE NATIONAL ASSOCIATION, and
BABSON CAPITAL FINANCE, LLC,
as Co-Documentation Agents,

TABLE OF CONTENTS

Article I DEFINITIONS AND ACCOUNTING TERMS		1

1.01	Defined Terms	1
1.02	Other Interpretive Provisions	31
1.03	Accounting Terms	32
1.04	Rounding	32
1.05	Times of Day	32

Article II the COMMITMENTS and Credit Extensions		32

2.01	Loans	32
2.02	Borrowings, Conversions and Continuations of Loans	33
2.03	Letters of Credit	34
2.04	Prepayments	42
2.05	Termination or Reduction of Commitments	44
2.06	Repayment of Loans	44
2.07	Interest	45
2.08	Fees	46
2.09	Computation of Interest and Fees	46
2.10	Evidence of Debt	47
2.11	Payments Generally; Administrative Agent’s Clawback	47
2.12	Sharing of Payments by Lenders	49
2.13	Defaulting Lenders	49
2.14	Incremental Term Loans	51

Article III TAXES, YIELD PROTECTION AND ILLEGALITY		53

3.01	Taxes	53
3.02	Illegality	56
3.03	Inability to Determine Rates	57
3.04	Increased Costs; Reserves on LIBOR Rate Loans	57
3.05	Compensation for Losses	58
3.06	Mitigation Obligations; Replacement of Lenders	58
3.07	Survival	59

Article IV CONDITIONS PRECEDENT TO Credit Extensions		59

4.01	Conditions of Initial Credit Extension	59
4.02	Conditions to all Credit Extensions	62

Article V REPRESENTATIONS AND WARRANTIES		62

5.01	Existence, Qualification and Power	62
5.02	Authorization; No Contravention	63
5.03	Governmental Authorization; Other Consents	63
5.04	Binding Effect	63
5.05	Financial Statements; No Material Adverse Effect	63
5.06	Litigation	64

i

5.07	Ownership of Property; Liens; Investments	64
5.08	Environmental Compliance	64
5.09	Insurance	64
5.10	Taxes	65
5.11	ERISA Compliance	65
5.12	Subsidiaries; Equity Interests; Loan Parties	65
5.13	Margin Regulations; Investment Company Act	65
5.14	Disclosure	66
5.15	Compliance with Laws	66
5.16	Solvency	66
5.17	Intellectual Property; Licenses, Etc	66
5.18	Sanctions and Anti-Corruption Laws	66
5.19	No Defaults	67

Article VI AFFIRMATIVE COVENANTS		67

6.01	Financial Statements	67
6.02	Certificates; Other Information	68
6.03	Notices	69
6.04	Payment of Obligations	70
6.05	Preservation of Existence, Etc	70
6.06	Maintenance of Properties	70
6.07	Maintenance of Insurance	70
6.08	Compliance with Laws and Material Contractual Obligations	71
6.09	Books and Records	71
6.10	Inspection Rights	71
6.11	Use of Proceeds	72
6.12	Covenant to Guarantee Obligations and Give Security	72
6.13	Compliance with Environmental Laws	73
6.14	Further Assurances	73
6.15	Interest Rate Contracts	73
6.16	Revolver Clean-Down Period	73
6.17	Sanctions and Anti-Corruption Laws	73

Article VII NEGATIVE COVENANTS		74

7.01	Liens	74
7.02	Indebtedness	76
7.03	Investments	77
7.04	Fundamental Changes	79
7.05	Dispositions	79
7.06	Restricted Payments	80
7.07	Change in Nature of Business	81
7.08	Transactions with Affiliates	81
7.09	Burdensome Agreements	82
7.10	Use of Proceeds	82
7.11	Financial Covenants	82
7.12	Amendments of Certain Documents	84
7.13	Accounting Changes	84
7.14	Payments and Prepayments, Etc. of Indebtedness	84

7.15	Holding Company	84
7.16	Deposit and Other Accounts	84
7.17	Sanctions and Anti-Corruption Laws	84

Article VIII EVENTS OF DEFAULT AND REMEDIES		84

8.01	Events of Default	84
8.02	Remedies upon Event of Default	86
8.03	Application of Funds	87

Article IX ADMINISTRATIVE AGENT		88

9.01	Appointment and Authority	88
9.02	Rights as a Lender	88
9.03	Exculpatory Provisions	88
9.04	Reliance by Administrative Agent	89
9.05	Delegation of Duties	89
9.06	Resignation of Administrative Agent	90
9.07	Non-Reliance on Administrative Agent and Other Lenders	90
9.08	Administrative Agent May File Proofs of Claim	90
9.09	Collateral and Guaranty Matters	91
9.10	Secured Cash Management Agreements and Secured Hedge Agreements	92
9.11	Appointment of First L/C Issuer	92
9.12	Notice of Transfer	92
9.13	Agency for Perfection	92
9.14	Indemnification of Agent	92
9.15	Relation Among Lenders	93

Article X MISCELLANEOUS		93

10.01	Amendments, Etc	93
10.02	Notices; Effectiveness; Electronic Communications	94
10.03	No Waiver; Cumulative Remedies; Enforcement	96
10.04	Expenses; Indemnity; Damage Waiver	96
10.05	Payments Set Aside	98
10.06	Successors and Assigns; Resignation of L/C Issuer	98
10.07	Treatment of Certain Information; Confidentiality; Press Releases	101
10.08	Right of Setoff	102
10.09	Interest Rate Limitation	103
10.10	Counterparts; Integration; Effectiveness	103
10.11	Survival of Representations and Warranties	103
10.12	Severability	103
10.13	Replacement of Lenders	104
10.14	Governing Law; Jurisdiction; Etc	104
10.15	Waiver of Jury Trial	105
10.16	No Advisory or Fiduciary Responsibility	105
10.17	Electronic Execution of Assignments and Certain Other Documents	106
10.18	USA PATRIOT Act	106
10.19	Time of the Essence	106
10.20	ENTIRE AGREEMENT	106
10.21	Titled Agents	106

SCHEDULES

1.01	Existing Letters of Credit
2.01	Commitments and Applicable Percentages
5.07(d)	Leased Real Property
5.07(e)	Existing Investments
5.12	Subsidiaries; Equity Interests
7.01	Existing Liens
7.02	Existing Indebtedness
10.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A	Committed Loan Notice
B-1	Revolving Credit Note
B-2	Term A Note
B-3	Term B Note
B-4	Incremental Term Note
C	Compliance Certificate
D	Assignment and Assumption
E	New Lender Supplement
F	Incremental Term Loan Activation Notice
G	Excess Cash Flow Certificate

CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of December 10, 2015, by and among CAMBIUM LEARNING, INC., a Delaware corporation (the “Borrower”), CAMBIUM LEARNING GROUP, INC., a Delaware corporation and the indirect parent of the Borrower (“Holdings”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and WEBSTER BANK, N.A., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), and letter of credit issuer (in such capacity, the “L/C Issuer”).

PRELIMINARY STATEMENTS:

The Borrower has requested that the Lenders provide a senior secured term loan A facility, a senior secured term loan B facility and a senior secured revolving credit facility, and the Lenders have indicated their willingness to establish such facilities and lend on the terms and subject to the conditions set forth herein and therein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

Article I
DEFINITIONS AND ACCOUNTING TERMS

1.01Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of any Person, business or division of a Person, (b) the acquisition of in excess of 50% of the Equity Interests of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other similar combination with another Person.

“Acquisition Consideration” means, with respect to any Acquisition or series of related Acquisitions, the total consideration paid or payable by or on behalf of the Consolidated Companies in connection therewith, including cash consideration, the aggregate principal amount of all seller debt, the aggregate amount of all Earnouts (calculated in accordance with the definition thereof) and the aggregate principal amount of all other Indebtedness assumed, incurred, or permitted to remain outstanding.

“Administrative Agent” means Webster Bank in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.  Notwithstanding the foregoing, for purposes of this Agreement, (a) any Person which owns directly or indirectly 10% or more of the Equity Interests having ordinary voting power for the election of the board of directors or equivalent governing body of a Person or 10% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed an Affiliate of such Person, and (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Aggregate Credit Exposure” means, at any time with respect to any Lender, the sum of (a) the aggregate Outstanding Amount of Term Loans A held by such Lender at such time, plus (b) the aggregate Outstanding Amount of Term Loans B held by such Lender at such time, plus (c) the Revolving Credit Exposure of such Lender at such time, plus (d) the unused Revolving Credit Commitment of such Lender at such time.

“Agreement” means this Credit Agreement.

“Anti-Corruption Laws” means all Laws applicable to the Consolidated Companies concerning or relating to bribery or corruption, including the United States Foreign Corrupt Practices Act.

“Applicable ECF Percentage” means, with respect to any fiscal year for which Excess Cash Flow is being determined, (a) 25% if the Consolidated Total Net Leverage Ratio is less than 3.00 to 1.00 for each of the last two fiscal quarters of such fiscal year (as demonstrated by financial statements delivered pursuant to Section 6.01(a) or (b) and the corresponding Compliance Certificate delivered pursuant to Section 6.02(a)), or (b) otherwise, 50%.

“Applicable Margin” means, on any date of determination, (a) with respect to Term Loans B, 4.25% in the case of Base Rate Loans and 5.25% in the case of LIBOR Rate Loans, (b) with respect to Incremental Term Loans under any Incremental Term Loan Facility, the Applicable Margins for such Incremental Term Loans specified in the applicable Incremental Term Loan Activation Notice, and (c) with respect to Revolving Credit Loans and Term Loans A, the percentage determined by reference to the applicable Consolidated Total Net Leverage Ratio in effect on such date as set forth in the table below:

Level	Consolidated Total Net Leverage Ratio	Base Rate Loans	LIBOR Rate Loans
I	> 3.75 to 1.00	3.50%	4.50%
II	≥ 3.00 to 1.00 and ≤ 3.75 to 1.00	3.25%	4.25%
III	< 3.00 to 1.00	2.75%	3.75%

; provided, that a change in such Applicable Margin for Revolving Credit Loans and Term Loans A resulting from a change in the Consolidated Total Net Leverage Ratio shall be effective on the first Business Day after which the Borrower delivers each of the financial statements required by Section 6.01(a) or (b) and the corresponding Compliance Certificate required by Section 6.02(a); provided, further, that if at any time the Borrower shall have failed to deliver such financial statements and such Compliance Certificate when so required, such Applicable Margin shall be at Level I above until such time as such financial statements and Compliance Certificate are delivered, at which time such Applicable Margin shall be determined as provided above.  Notwithstanding the foregoing, the Applicable Margin for Revolving Credit Loans and Term Loans A from the Closing Date until the first Business Day after which the Borrower delivers such financial statements and Compliance Certificate for the Fiscal Quarter ending June 30, 2016, shall be determined by reference to Level I above.  In the event that any financial statement or Compliance Certificate delivered hereunder is shown to be inaccurate (so long as this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin based upon the table above (the “Accurate Applicable Margin”) for any period that such financial statement or Compliance Certificate covered, then (a) the Borrower shall immediately deliver to the Administrative Agent a correct financial statement or Compliance Certificate, as the case may be, for such period, (b) the Applicable Margin for Revolving Credit Loans and Term Loans A shall be adjusted such that after giving effect to the corrected financial statement or Compliance Certificate, as the case may be, such Applicable Margin shall be reset to the Accurate Applicable Margin based upon the table above for such period and (c) the Borrower shall immediately pay to the Administrative Agent, for the account of the applicable Lenders, the accrued additional interest owing as a result of such Accurate Applicable Margin for such period.  The provisions of this definition shall not limit the rights of the Administrative Agent and the Lenders with respect to Section 2.07(b) or Article VIII.

“Applicable Percentage” means (a) in respect of the Term A Facility, with respect to any Term A Lender at any time, the percentage (carried out to the ninth decimal place) of the Term A Facility represented by (i) such Term A Lender’s Term A Commitment on the Closing Date and (ii) thereafter, the principal amount of such Term A Lender’s Term Loans A at such time, (b) in respect of the Term B Facility, with respect to any Term B Lender at any time, the percentage (carried out to the ninth decimal place) of the Term B Facility represented by (i) such Term B Lender’s Term B Commitment on the Closing Date and (ii) thereafter, the principal amount of such Term B Lender’s Term Loans B at such time, (c) in respect of the Revolving Credit Facility, with respect to any Revolving Credit Lender on the Closing Date, the percentage (carried out to the ninth decimal place) of the Revolving Credit Facility represented by such Revolving Credit Lender’s Revolving Credit Commitment at such time, and (d) in respect of any Incremental Term Loan Facility, with respect to any Incremental Term Lender at any time, the percentage (carried out to the ninth decimal place) of such Incremental Term Loan Facility represented by the principal amount of such Incremental Term Lender’s Incremental Term Loans under such Facility at such time.  If the commitment of each Revolving Credit Lender to make Revolving Credit Loans has been terminated pursuant to Section 8.02, or if the Revolving Credit Commitments have expired, then the Applicable Percentage of each Revolving Credit Lender in respect of the Revolving Credit Facility shall be determined based on the Applicable Percentage of such Revolving Credit Lender in respect of the Revolving Credit Facility most recently in effect, giving effect to any subsequent assignments.  The initial Applicable Percentage of each Lender in respect of each Facility is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Revolving Credit Percentage” means with respect to any Revolving Credit Lender at any time, such Revolving Credit Lender’s Applicable Percentage in respect of the Revolving Credit Facility at such time.

“Appropriate Lender” means, at any time, with respect to any of the Term A Facility, the Term B Facility, the Revolving Credit Facility or any Incremental Term Loan Facility, a Lender that has a Commitment with respect to such Facility or holds a Term Loan A, a Term Loan B, a Revolving Credit Loan or an Incremental Term Loan thereunder, respectively, at such time.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)),

and accepted by the Administrative Agent, in substantially the form of Exhibit D or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capitalized Lease.

“Auto-Extension Letter of Credit” has the meaning specified in Section 2.03(b)(iii).

“Availability Period” means, with respect to the Revolving Credit Facility, the period from and including the Closing Date to the earliest of (a) the Business Day prior to the Maturity Date for the Revolving Credit Facility, (b) the date of termination of all of the Revolving Credit Commitments pursuant to Section 2.05(a) or 2.04(b)(iv), and (c) the date of termination of the commitment of each Revolving Credit Lender to make Revolving Credit Loans pursuant to Section 8.02.

“Base Rate” means for any day a fluctuating rate of interest per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1% (0.50%), (b) the rate of interest in effect for such day as publicly announced from time to time by Webster Bank as its “prime rate”, (c) 3.25%, and (d) the LIBOR Rate for a one-month Interest Period on such day (or, if such day is not a Business Day, the immediately preceding Business Day) plus 1%.  The “prime rate” is a rate set by Webster Bank based upon various factors including Webster Bank’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such rate announced by Webster Bank shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Borrower” has the meaning specified in the introductory paragraph.

“Borrower’s Business” means the business of developing, marketing and selling educational solutions and services, including print and online materials, software and services for students ranging from pre-kindergarten to adult, and other activities substantially related or incidental to the foregoing.

“Borrowing” means a Revolving Credit Borrowing, a Term Borrowing or the issuance, amendment or extension of a Letter of Credit, as the context may require.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of the States of Connecticut or New York, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any LIBOR Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Capital Expenditures” means, with respect to any Person for any period, any expenditure in respect of the purchase or other acquisition of any fixed or capital asset (excluding normal replacements and maintenance which are properly charged to current operations) which are required to be capitalized under GAAP (including pre-publication expenses and software development costs); provided that for purposes of this definition, Capital Expenditures shall not include (a) the purchase price paid in connection with any Permitted Acquisition, (b) any additions to property, plant and equipment and other capital expenditures made with (i) the proceeds of an issuance of Qualified Equity by Holdings, (ii) the proceeds of Indebtedness permitted under Section 7.02 (other than Revolving Credit Loans), or (iii) the application of Net Cash Proceeds in accordance with Section 2.04(b)(i) (but only to the extent of the Net Cash Proceeds so applied), or (c) any expenditures which are contractually required to be, and are, reimbursed to the Loan Parties in cash by a third party (including landlords) during or in respect of such period of calculation.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Cash Collateralize” means, in relation to any L/C Obligations, to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, as collateral for such L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the L/C Issuer, in an amount not to exceed 105% of the L/C Obligations secured thereby.  Derivatives of such term have corresponding meanings.

“Cash Equivalents” means any of the following types of Investments:

(a)readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;

(b)time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $500,000,000, in each case with maturities of not more than six months from the date of acquisition thereof;

(c)commercial paper issued by any Person organized under the laws of any state of the United States of America and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than one year from the date of acquisition thereof;

(d)Investments, classified in accordance with GAAP as current assets of the Borrower or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have ratings described in clause (c) above, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition;

(e)repurchase obligations with a term of not more than 30 days for underlying investments of the types described in clauses (a) and (b) entered into with any bank meeting the qualifications specified in clause (c).

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Cash Management Bank” means any Person that is a Lender, an Affiliate of a Lender or any other Person that was a Lender (or an Affiliate of a Lender) at the time it entered into the applicable Cash Management Agreement but has ceased to be a Lender (or whose Affiliate has ceased to be a Lender), in each case in its capacity as a party to a Cash Management Agreement with any of the Consolidated Companies.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which at any time (a) VSS-Cambium Holdings III, LLC (or another Affiliate of Sponsor) ceases to own, directly or indirectly, at least 51% of the Equity Interests of Holdings (on a fully diluted basis), (b) the Sponsor or its Affiliates cease to have the power to direct the business and affairs of the Loan Parties, (c) except in connection with a Disposition permitted under the terms of this Agreement, Holdings ceases to own, directly or indirectly, 100% of the Equity Interests of the Borrower (on a fully diluted basis), or (d) except in connection with a Disposition permitted under the terms of this Agreement, Borrower ceases to own, directly or indirectly, 100% of the Equity Interests of each of its Subsidiaries that is a Guarantor (on a fully diluted basis).

“Closing Date” means December 10, 2015.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means all of the “Collateral” referred to in the Collateral Documents and all of the other property that is or is intended under the terms of the Collateral Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties.

“Collateral Documents” means, collectively, the Security Agreement, the Pledge Agreement, the Patent Security Agreement, the Trademark Security Agreement, the Copyright Security Agreement, any Security Agreement Supplements, other security agreements, other intellectual property security agreements, other pledge agreements or other similar agreements delivered to the Administrative Agent pursuant to Section 6.12, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

“Commitment” means a Term A Commitment, a Term B Commitment or a Revolving Credit Commitment, as the context may require.

“Committed Loan Notice” means a notice of (a) a Term Borrowing, (b) a Revolving Credit Borrowing, (c) a conversion of Loans from one Type to the other, or (d) a continuation of LIBOR Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et. Seq.).

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Consolidated” means, when used to modify a financial term, test, statement or report of a Person, the application or preparation of such term, test, statement or report (as applicable) based upon the consolidation, in accordance with GAAP, of the financial condition or operating results of such Person and its Subsidiaries.

“Consolidated Adjusted EBITDA” means, at any date of determination, an amount equal to Consolidated Net Income for the most recently completed Measurement Period plus (a) the following to the extent deducted in calculating such Consolidated Net Income, without duplication:  (i) all expenses that are appropriately included under the caption “Income Tax Expense” in the reported Statements of Operations (including federal, state, local and foreign income taxes, any franchise taxes to the extent based upon income, and any interest, penalties, accruals and payments for uncertain tax positions), (ii) depreciation and amortization expense, (iii) Consolidated Interest Charges, (iv) unusual or non-recurring expenses or losses, including but not limited to any restructuring charges, accrual and reserves; provided, that the aggregate amount added back pursuant to this clause (a)(iv) for such Measurement Period shall not exceed 15% of Consolidated Adjusted EBITDA for such Measurement Period (calculated without regard to the amounts added back pursuant to this clause (a)(iv)) and shall be detailed to the reasonable satisfaction of the Administrative Agent, (v) non-cash charges including but not limited to stock-based compensation and expense, except for any such non-cash charge that is an accrual or reserve for a cash expenditure to be made, or anticipated to be made, in a future period, (vi) expense for Management Fees to the extent payment of such Management Fees is permitted under Section 7.06, (vii) all out-of-pocket fees and expenses (including fees of counsel) in connection with the execution and delivery of this Agreement and the other Loan Documents and any amendments, waivers, consents or other agreements entered into in connection with this Agreement and the other Loan Documents after the Closing Date, and (viii) to the extent permitted under this Agreement, customary and documented fees and expenses incurred in connection with an Investment, Disposition, equity issuance or debt issuance, in each case whether or not consummated, and other charges acceptable to the Administrative Agent; plus (b) the net increase (if any) over such Measurement Period of Deferred Revenue of the Consolidated Companies determined on a Consolidated basis; plus (c) the net decrease (if any) over such Measurement Period of Deferred Costs of the Consolidated Companies determined on a Consolidated basis; minus (d) the following to the extent included in calculating such Consolidated Net Income, without duplication:  (i) any interest income or other income from non-operating activities, and (ii) any reversal of a reserve or any cash expenditures, in each case made in respect of any non-cash charges that were added back in such period or a prior period pursuant to clause (a)(v) above; minus (e) the aggregate amount of all Capital Expenditures paid in cash during such Measurement Period; minus (f) the net decrease (if any) over such Measurement Period of Deferred Revenue of the Consolidated Companies determined on a Consolidated basis; minus (g) the net increase (if any) over such Measurement Period of Deferred Costs of the Consolidated Companies determined on a Consolidated basis.

“Consolidated Companies” means, collectively, Holdings and its Subsidiaries (excluding VLC), and “Consolidated Company” means any one of them.

“Consolidated Fixed Charge Coverage Ratio” means, at any date of determination, the ratio of (a) Consolidated Adjusted EBITDA for the most recently completed Measurement Period to (b) Consolidated Fixed Charges for the most recently completed Measurement Period.

“Consolidated Fixed Charges” means, for any period of determination, the sum of the following amounts of or by the Consolidated Companies on a Consolidated basis: (a) Consolidated Interest Charges accrued for such period and payable in cash, (b) Consolidated Scheduled Debt Payments due and payable in cash during such period, (c) the aggregate amount of federal, state, local and foreign income Taxes (including any franchise Taxes to the extent based upon income) due and payable in cash during such period, and (d) Management Fees paid in cash during such period.  Notwithstanding the foregoing, for the purpose of calculating Consolidated Fixed Charges for any Measurement Period ending on or before September 30, 2016, (x) any Consolidated Interest Charges accrued for such period in respect of the Existing Senior Notes shall be disregarded, and Consolidated Interest Charges in respect of the Obligations shall be deemed to be the amount thereof that is projected to be accrued for the Measurement Period ending December 31, 2016, calculated using (i) the applicable interest rates in effect as of the calculation date, (ii) the daily average amount of the Consolidated Revolving Credit Outstandings from the Closing Date through the calculation date, and (iii) the projected Outstanding Amount of the Term Loans A and Term Loans B over such Measurement Period (giving effect to any Consolidated Scheduled Debt Payments thereof as and when such payments are due and payable), and (y) Consolidated Scheduled Debt Payments in respect of the Term Loans A and Term Loans B shall be deemed to be the amount thereof that will be due and payable in cash for the Measurement Period ending December 31, 2016.

“Consolidated Funded Indebtedness” means, at any date of determination, Consolidated Indebtedness as of such date other than (a) obligations arising under letters of credit issued in the ordinary course of business (other than unpaid reimbursement obligations following a drawing thereunder), (b) endorser liability with respect to bankers’ acceptances received by any Consolidated Company as payment for goods or services in the ordinary course of business, so long as such Consolidated Company is not the account party or drawer of the underlying draft, (c) obligations in respect of Earnouts (other than unpaid Earnouts to the extent due and payable or required under GAAP to be reflected as a liability on the balance sheet of such Person at such time), (d) obligations in respect of Swap Contracts (other than Swap Contracts that have been terminated, in which case the Swap Termination Value thereof shall be included in Consolidated Funded Indebtedness), and (e) Indebtedness outstanding under the Existing Travel Cards, to the extent such Indebtedness is permitted under Section 7.02(n).

“Consolidated Indebtedness” means, at any date of determination, all Indebtedness of the Consolidated Companies determined on a Consolidated basis as of such date.

“Consolidated Interest Charges” means, for any Measurement Period, the sum of (a) all interest, premium payments, debt discount, commitment fees, letter of credit fees and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, (b) all interest paid or payable with respect to discontinued operations and (c) the portion of rent expense under Capitalized Leases that is treated as interest in accordance with GAAP, in each case, of or by the Consolidated Companies on a Consolidated basis for the most recently completed Measurement Period; provided, that Consolidated Interest Charges shall not include any upfront, arrangement or underwriting fees in connection with any issuance of Indebtedness, any agent fees or any expenses in connection with any issuance or amendment of Indebtedness (whether or not consummated).

“Consolidated Net Income” means, at any date of determination, the net income (or loss) of the Consolidated Companies determined on a Consolidated basis for the most recently completed Measurement Period; provided that Consolidated Net Income shall exclude (a) extraordinary gains, income, losses and charges, (b) any net gain or loss arising from the sale of capital assets, (c) any income, losses and charges from discontinued operations, and (d) any write-up or write-down of an asset.

“Consolidated Outstandings” means the aggregate Outstanding Amount of all Loans and L/C Obligations.

“Consolidated Revolving Credit Outstandings” means the aggregate Outstanding Amount of all Revolving Credit Loans and L/C Obligations.

“Consolidated Scheduled Debt Payments” means for any period for the Consolidated Companies on a Consolidated basis, the sum of all regularly scheduled principal payments or redemptions or similar acquisitions for value of Consolidated Funded Indebtedness (other than (a) the Revolving Credit Facility, and (b) any Earnout Payment to the extent the underlying Earnout is permitted under this Agreement), but excluding any such payments to the extent refinanced through the incurrence of additional Indebtedness otherwise expressly permitted under Section 7.02.  For purposes of this definition, “scheduled principal payments” shall be deemed to include the Attributable Indebtedness.

“Consolidated Total Net Leverage Ratio” means, as of any date of determination, the ratio of (a) the sum of (i) Consolidated Funded Indebtedness as of such date minus (ii) the lesser of (A) $8,000,000 and (B) the aggregate amount (if any) of the Loan Parties’ cash as of such date which is subject to a first-priority Lien in favor of the Administrative Agent for the benefit of the Secured Parties (and no other Lien or restriction), to the extent exceeding $2,000,000, to (b) Pro Forma Consolidated Adjusted EBITDA for the most recently completed Measurement Period.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Copyright Security Agreement” means the Copyright Security Agreement dated as of the Closing Date by the Loan Parties in favor of the Administrative Agent.

“Copyrights” means, collectively, all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.

“Credit Extension” means each of the following:  (a) a Borrowing, (b) an L/C Credit Extension, and (c) any borrowing of Incremental Term Loans.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means, (a) for Base Rate Loans, an interest rate equal to the then-applicable Base Rate plus the Applicable Margin for Base Rate Loans plus  2% per annum and (b) for LIBOR Rate Loans, an interest rate equal to the then-applicable LIBOR Rate plus the Applicable Margin for LIBOR Rate Loans plus 2% per annum.

“Defaulting Lender” means any Lender that (a) has failed to fund any Loans or any participation in L/C Obligations required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent, any Loan Party or any Lender any amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Deferred Costs” means deferred costs such as pre-paid royalties and commissions that are recorded on the Consolidated balance sheet of Holdings as an asset until such costs are recognized.

“Deferred Revenue” means income that constitutes advance payments or unearned revenue and that is recorded on the Consolidated balance sheet of Holdings as a liability until the applicable services are rendered or products are delivered.

“Deferred Earnout Note” has the meaning specified in Section 7.06(g).

“Disclosed Litigation” has the meaning specified in Section 5.06.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including (a) any sale and leaseback transaction and (b) any condemnation, confiscation, requisition, seizure or taking) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Equity” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interest into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity), pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof, in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interest that would constitute Disqualified Equity.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

“Earnout” means the maximum amount of all obligations for the payment of cash (absolute or contingent) incurred by the Consolidated Companies to any seller in connection with any Permitted Acquisition consummated after the Closing Date which become due and payable on one or more future dates, in each case to the extent such obligations are based solely upon the Target satisfying certain financial goals, it being understood and agreed that indemnity payments, working capital adjustments or other similar payments shall not constitute Earnouts.  If such payment obligations are not capped, then until (and except to the extent) the actual amount thereof (or any portion thereof) is determined, the maximum amount thereof shall be determined by the Borrower based on upon good faith projections reasonably acceptable to the Administrative Agent.  For the avoidance of doubt, Permitted Seller Debt does not constitute an Earnout.

“Earnout Payment” means any payment in respect of an Earnout.

“Earnout Payment Conditions” has the meaning specified in Section 7.06(g).

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).

“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any of the Consolidated Companies directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment, disposal or presence of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Cure Period” has the meaning specified in Section 7.11(c).

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership, limited liability company or other similar membership, or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership, membership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership, membership, or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which could reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate; (g) the determination that any Pension Plan or Multiemployer Plan is considered to be an “at risk” plan or a plan in “endangered” or “critical” status within the meaning of Sections 430, 431 or 432 of the Code or Sections 303, 304 or 305 of ERISA; or (h) the failure by Borrower or any ERISA Affiliate to make any required contribution to a Pension Plan or Multiemployer Plan.

“Event of Default” has the meaning specified in Section 8.01.  An Event of Default shall be deemed to be continuing unless and until such Event of Default has been duly waived as provided in Section 10.01.

“Excess Cash Flow” means, for any fiscal year of Holdings, an amount equal to the sum of (a) Consolidated Adjusted EBITDA for such fiscal year, minus (b) the sum, without duplication, of the following items to the extent actually paid in cash by the Consolidated Companies during such fiscal year (in each case to the extent not financed with the proceeds of equity issuances, capital contributions or Indebtedness other than Revolving Loans):  (i) Consolidated Interest Charges, (ii) the aggregate amount of federal, state, local and foreign income Taxes (including any franchise Taxes to the extent based on income), (iii) Consolidated Scheduled Debt Payments, (iv) the amount of any voluntary prepayments of Consolidated Funded Indebtedness (other than Revolving Loans, except to the extent accompanied by a permanent reduction of the Revolving Credit Commitment), to the extent permitted under this Agreement, (v) to the extent added back in the computation of Consolidated Adjusted EBITDA for such fiscal year or a prior period, the aggregate amount of all out-of-pocket fees and expenses (including fees of counsel) in connection with the execution and delivery of this Agreement and the other Loan Documents and any amendments, waivers, consents or other agreements entered into in connection with this Agreement and the other Loan Documents after the Closing Date, (vi) to the extent added back in the computation of Consolidated Adjusted EBITDA for such fiscal year or a prior period, extraordinary or non-recurring expenses or losses, (vii) the aggregate amount of Acquisition Consideration paid in cash at closing connection with Permitted Acquisitions, and (viii) Earnout Payments, to the extent permitted under this Agreement.

“Excess Cash Flow Certificate” means a certificate substantially in the form of Exhibit G.

“Excluded Accounts” means those accounts described in Section 7.16(a).

“Excluded Subsidiaries” means, collectively, each Foreign Subsidiary, each non-corporate Domestic Subsidiary whose assets consist exclusively of Equity Interests of one or more Foreign Subsidiaries, and each other Subsidiary as the Administrative Agent, with the approval of the Required Lenders (which may be granted or withheld in their sole discretion), may agree in writing shall be an Excluded Subsidiary.  For the avoidance of doubt, VLC shall be an Excluded Subsidiary.

“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time such Guarantee or grant of such security interest becomes effective with respect to such Swap Obligation.  If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Swap Obligation or security interest is or becomes illegal.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) Taxes imposed on or measured by its overall net income (however denominated), franchise Taxes imposed on it, and branch profits Taxes, in each case, imposed by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) Taxes that are Other Connection Taxes, (c) any United States backup withholding Tax, (d) any United States withholding Tax that is required to be imposed on amounts payable to a Lender pursuant to the Laws in force at the time such Lender becomes a party hereto (other than pursuant to an assignment request by the Borrower under Section 10.13) or designates a new Lending Office, (e) any Tax attributable to such Lender’s failure or inability to comply with Section 3.01(e), and (f) any United States federal withholding Taxes imposed pursuant to FATCA.

“Existing Letters of Credit” means those certain letters of credit identified on Schedule 1.01 attached hereto.

“Existing Senior Notes” means those certain 9.75% Senior Secured Notes due 2017, in the aggregate original principal amount of $175,000,000, issued by Holdings pursuant to that certain Purchase Agreement dated as of February 14, 2011.

“Existing Travel Cards” means the travel and purchasing cards that are issued by Borrower for the convenience of its employees, which as of the Closing Date is the Commercial Card Classic program administered by JPMorgan Chase Bank, N.A.

“Facility” means the Term A Facility, the Term B Facility, the Revolving Credit Facility or an Incremental Term Loan Facility, as the context may require.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantially comparable and not materially more onerous to comply with) any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any fiscal or regulatory legislation, rules, or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Webster Bank on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the letter agreement, dated as of the Closing Date, between the Borrower and the Administrative Agent.

“Foreign Lender” means any Secured Party that is organized under the Laws of a jurisdiction other than that in which the Borrower is a resident for tax purposes.  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien).  The amount of any Guarantee shall be deemed to be an amount equal to the lesser of (x) the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith or (y) the maximum amount for which such guaranteeing Person may be liable pursuant to the terms of the agreement, document or instrument embodying such Guarantee.  The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively, Holdings and each Subsidiary that has executed and delivered a Guaranty (and remains a guarantor thereunder).  For the avoidance of doubt, no Excluded Subsidiary shall be required to be a Guarantor.

“Guaranty” means, collectively, each guaranty and guaranty supplement delivered pursuant to Section 6.12.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Bank” means any Person that is a Lender, an Affiliate of a Lender or any other Person that was a Lender (or an Affiliate of a Lender) at the time it entered into the applicable Swap Contract but has ceased to be a Lender (or whose Affiliate has ceased to be a Lender), in each case in its capacity as a party to an interest rate Swap Contract permitted under Article VI or VII with any of the Consolidated Companies.

“Holdings” has the meaning specified in the introductory paragraph.

“Incremental Term Lender” means a Lender that holds an Incremental Term Loan.

“Incremental Term Loan Activation Notice” means a notice substantially in the form of Exhibit F.

“Incremental Term Loan Closing Date” means, with respect to any Incremental Term Loans, the date upon which such Incremental Term Loans are made.

“Incremental Term Loan Facility” means, at any time with respect to the Incremental Term Loans made on any Incremental Term Loan Closing Date, the aggregate outstanding principal amount at such time of the Incremental Term Loans made on such Incremental Term Loan Closing Date.

“Incremental Term Loan Maturity Date” means, with respect to the Incremental Term Loans to be made pursuant to any Incremental Term Loan Activation Notice, the maturity date specified in such Incremental Term Loan Activation Notice.

“Incremental Term Loans” has the meaning specified in Section 2.14(a).

“Incremental Term Loans A” has the meaning specified in Section 2.14(c)(ii).

“Incremental Term Loans B” has the meaning specified in Section 2.14(c)(i).

“Incremental Term Note” means a promissory note made by the Borrower in favor of an Incremental Term Lender evidencing Incremental Term Loans made by such Incremental Term Lender, substantially in the form of Exhibit B-4.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements, acceptances or other similar instruments;

(b)the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial, and regardless of whether a drawing has been made thereunder), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)net obligations of such Person under any Swap Contract;

(d)all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and not past due for more than 90 days after the date on which such trade account was created), including Earnouts;

(e)all obligations secured by a Lien (other than landlords’, laborers’, shippers’, carriers’, warehousemen’s, mechanics’, repairmen’s or other like non-consensual statutory Liens arising in the ordinary course of business) on property (or the proceeds or production therefrom) owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse, but limited to the fair market value of such property;

(f)all Attributable Indebtedness in respect of Capitalized Leases and Synthetic Lease Obligations of such Person required to be treated as liabilities under GAAP;

(g)all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person or any obligation to purchase any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h)all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.  The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Intellectual Property” means, collectively, all of the following:

(a)Copyrights, Trademarks and Patents;

(b)any and all trade secrets and trade secret rights, including any rights to unpatented inventions, know-how, operating manuals;

(c)any and all source code;

(d)any and all design rights;

(e)any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and

(f)all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.

“Interest Payment Date” means, (a) as to any LIBOR Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided, however, that if any Interest Period for a LIBOR Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December, and the Maturity Date of the Facility under which such Loan was made.

“Interest Period” means, as to each LIBOR Rate Loan, the period commencing on the date such LIBOR Rate Loan is disbursed or converted to or continued as a LIBOR Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in the applicable Committed Loan Notice; provided that:

(a)any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c)no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made; and

(d)there shall be no more than four (4) Interest Periods concurrently in effect at any time.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person or (c) the purchase or other acquisition (in one transaction or a series of related transactions) of assets of another Person that constitute a business unit.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment but shall be reduced by the amount of any distributions and dividends received with respect to such Investment.

“IP Rights” has the meaning specified in Section 5.17.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the L/C Application and any other agreement, instrument or document entered into by the L/C Issuer and Borrower (or any of its Subsidiaries) or in favor the L/C Issuer and relating to such Letter of Credit.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” has the meaning specified in the introductory paragraph.

“Lending Office” means, as to any Lender, the office or offices of such Lender described in writing to the Borrower and the Administrative Agent.

“L/C Advance” means, with respect to each Revolving Credit Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Revolving Credit Commitment.

“L/C Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit that has not been reimbursed on the date when made or refinanced as a Borrowing of Revolving Credit Loans.

“L/C Commitment” means the commitment of the L/C Issuer hereunder to issue Letters of Credit or to cause Letters of Credit to be issued by the L/C Substitute Issuer.  The L/C Commitment shall be in the initial maximum amount of $5,000,000, and such amount shall be subject to termination or reduction from time to time pursuant to and in accordance with this Agreement.  The L/C Obligations shall not exceed in aggregate amount at any time the lesser of (a) the aggregate Revolving Credit Commitment in effect at such time, or (b) the amount of the L/C Commitment in effect at such time.

“L/C Commitment Effective Date” means the Closing Date.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof, the extension of the expiry date thereof or the increase of the amount thereof.

“L/C Default Rate” means the interest rate per annum equal to the sum of (a) the Applicable Margin for Loans that are Base Rate Loans, plus (b) two percent (2%).

“L/C Expiration Date” means the day that is seven days prior to the Maturity Date (or, if such day is not a Business Day, the next preceding Business Day).

“L/C Honor Date” has the meaning specified in Section 2.03(c)(i).

“L/C Issuer” means the financial institution identified and appointed by the Administrative Agent as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit, plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings.  For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 2.03(m).  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“L/C Substitute Issuer” means, in relation to any Letter of Credit, any bank or other financial institution that will issue or amend such Letter of Credit on behalf and for the account of the L/C Issuer, and for the ultimate account of Borrower or one of its Subsidiaries hereunder.

“Letter of Credit” means any standby letter of credit issued (a) by the L/C Issuer for the account of Borrower or one of its Subsidiaries hereunder, or (b) by the L/C Substitute Issuer on behalf and for the account of the L/C Issuer, for the ultimate account of Borrower or one of its Subsidiaries hereunder.

“Letter of Credit Fees” has the meaning specified in Section 2.03(i).

“LIBOR Rate” means, for any Interest Period with respect to a LIBOR Rate Loan, the rate per annum, as published by Reuters at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period.  If such rate is not available at such time for any reason, then the “LIBOR Rate” for such Interest Period shall be the rate per annum reasonably determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the LIBOR Rate Loan being made, continued or converted by Webster Bank and with a term equivalent to such Interest Period would be offered to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.  Notwithstanding the foregoing, the LIBOR Rate shall not be less than 1.00% per annum at any time.

“LIBOR Rate Loan” means a Loan that bears interest at a rate based on the LIBOR Rate.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Revolving Credit Loan, a Term Loan A, a Term Loan B or an Incremental Term Loan.

“Loan Documents” means, collectively, this Agreement, the Notes, the Collateral Documents, any Issuer Document, any Guaranty, the Fee Letter, the Post-Closing Letter, the Management Fee Subordination Agreement and any agreement executed and delivered by the Loan Parties to the Administrative Agent or any Lender in connection with any of the foregoing or this Agreement (other than Secured Hedge Agreements and Secured Cash Management Agreements).

“Loan Parties” means, collectively, Borrower and each Guarantor.

“Management Agreement” means that certain Agreement dated as of July 24, 2009, between Holdings and Manager, as amended by that certain Amendment No. 1 dated as of March 19, 2013, as further amended, supplemented or otherwise modified from time to time in accordance with Section 7.12.

“Management Fee Subordination Agreement” means the letter agreement dated as of the Closing Date, by the Manager in favor of the Administrative Agent and the Lenders, and acknowledged by the Loan Parties.

“Management Fees” means all fees payable to Manager under the Management Agreement (excluding, for the avoidance of doubt, expense reimbursements and indemnity payments).

“Manager” means VSS Fund Management, LLC, an Affiliate of Sponsor.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, assets, liabilities (actual or contingent) or financial condition of Holdings or any of its Subsidiaries (other than VLC); (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document, or of the ability of the Borrower (individually) or the Loan Parties (taken as a whole) to perform its or their obligations under any Loan Document; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower (individually) or the Loan Parties (taken as a whole) of any Loan Document.

“Material Acquisition” means any Acquisition or series of related Acquisitions with respect to which Acquisition Consideration exceeds $5,000,000.

“Maturity Date” means (a) with respect to the Revolving Credit Facility, the Term A Facility and the Term B Facility, December 10, 2020, and (b) with respect to any Incremental Term Loan Facility, the applicable Incremental Term Loan Maturity Date; provided, however, that, in each case, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Measurement Period” means the period of four consecutive fiscal quarters most recently ended.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage Support Documents” means the following, all in form and substance satisfactory to the Administrative Agent:  (a) fully paid American Land Title Association Lender’s Extended Coverage title insurance policies, with endorsements and in amounts acceptable to the Administrative Agent, issued, coinsured and reinsured by title insurers reasonably acceptable to the Administrative Agent, (b) American Land Title Association as-built surveys from surveyors reasonably acceptable to the Administrative Agent, (c) flood hazard certificates, evidence of flood and/or earthquake insurance and other flood and/or earthquake-related information as reasonably requested by the Administrative Agent, (d) appraisals of the applicable Real Estate from appraisers reasonably acceptable to the Administrative Agent, (e) engineering, soils, environmental reports/reviews and other reports of the applicable real property from professional firms reasonably acceptable to the Administrative Agent, including Phase I and, if recommended by such firm following a Phase I, Phase II environmental site assessments, (f) favorable opinions of counsel to the Loan Parties for each jurisdiction in which the applicable real property is located, and (g) such other certificates, documents and information as reasonably requested by the Administrative Agent.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a) of ERISA, to which the Loan Parties or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means:

(a)with respect to any Disposition or the realization of insurance proceeds from a casualty event received by any Consolidated Company, the excess, if any, of (i) the sum of cash and Cash Equivalents received by such Consolidated Company in connection with such transaction (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the sum of the principal, interest and prepayment premium or penalty amounts of any Indebtedness that is secured by the applicable asset and that is required to be repaid in connection with such transaction (other than Indebtedness under the Loan Documents), (B) the reasonable out-of-pocket costs and expenses incurred by such Consolidated Company and paid or payable to unaffiliated third parties in connection with such transaction, including commissions, costs, fees and other expenses and (C) all Taxes paid or reasonably estimated to be payable within two years of the date of the relevant transaction as a result of any gain recognized in connection therewith; provided that, if the amount of any estimated Taxes pursuant to subclause (C) exceeds the amount of Taxes actually required to be paid in cash in respect of such Disposition, the aggregate amount of such excess shall constitute Net Cash Proceeds and (D) amounts retained by or paid to parties having superior rights to such proceeds, awards or payments.

(b)with respect to the incurrence or issuance of any Indebtedness by any Consolidated Company, the excess of (i) the sum of the cash and Cash Equivalents received in connection with such transaction over (ii) the underwriting discounts and commissions, and other reasonable out-of-pocket costs and expenses, incurred by such Consolidated Company in connection therewith and paid or payable to unaffiliated third parties.

“New Lender” has the meaning specified in Section 2.14(b).

“New Lender Supplement” has the meaning specified in Section 2.14(b).

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 10.01 and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Extension Notice Date” has the meaning specified in Section 2.03(b)(iii).

“Note” means a Term A Note, Term B Note, Revolving Credit Note or Incremental Term Note, as the context may require.

“Notice of Issuance” has the meaning specified in Section 2.03(b)(i).

“NPL” means the National Priorities List under CERCLA.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, Secured Cash Management Agreement or Secured Hedge Agreement, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding: provided, that for any applicable Loan Party, the Obligations shall not include any Excluded Swap Obligations.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Secured Party, Taxes imposed as a result of a present or former connection between such Secured Party and the jurisdiction imposing such Tax (other than connections arising from such Secured Party’s having executed, delivered, become a party to, performed its obligations under, received payments under, received  or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment, other than an assignment pursuant to a request by the Borrower under Section 10.13.

“Outstanding Amount” means (a) with respect to Term Loans A, Term Loans B, Revolving Credit Loans (inclusive of L/C Obligations) and Incremental Term Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans A, Term Loans B, Revolving Credit Loans and Incremental Term Loans, as the case may be, occurring on such date and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.

“Participant” has the meaning specified in Section 10.06(d).

“Participant Register” has the meaning specified in Section 10.06(d).

“Patent Security Agreement” means the Patent Security Agreement dated as of the Closing Date by the Loan Parties in favor of the Administrative Agent.

“Patents” means, collectively, all patents, patent applications and like protections including improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Acquisition” means any Acquisition which satisfies each of the following conditions:

(a)such Acquisition shall be structured as (i) an asset acquisition by the Borrower or one of its Domestic Subsidiaries, (ii) a merger of the Target with and into the Borrower or one of its Domestic Subsidiaries, with the Borrower or such Domestic Subsidiary as the surviving entity in such merger, or (iii) a purchase of all of the Equity Interests of the Target (with the Target becoming a Domestic Subsidiary) by the Borrower or one of its Domestic Subsidiaries; provided, in each case, that any such acquiring or acquired Domestic Subsidiary shall be or have become a Guarantor and shall have complied with the requirements of Section 6.12;

(b)the Acquisition Consideration shall not exceed (x) $10,000,000 for any Acquisition or series of related Acquisitions or (y) $30,000,000 in the aggregate during the term of this Agreement, and prior to the consummation of such Acquisition the Borrower shall have notified the Administrative Agent of the final purchase price, including good faith projections of the maximum amounts of any Earnout Payments, which shall be reasonably acceptable to the Administrative Agent;

(c)the Administrative Agent, for the benefit of the Secured Parties, shall have received (or shall receive in connection with the closing of such Acquisition) a first-priority perfected security interest in all property (including Equity Interests) acquired with respect to the Target in accordance with the terms of Section 6.12;

(d)both before and after giving pro forma effect to any Acquisition, no Default or Event of Default shall have occurred and be continuing;

(e)the Borrower shall have delivered to the Administrative Agent, at least five Business Days (or such shorter time period as the Administrative Agent may otherwise agree in writing) prior to the consummation of such Acquisition, a certificate from a Responsible Officer of the Borrower demonstrating (in detail reasonably satisfactory to the Administrative Agent) that, immediately after giving effect to such Acquisition on  a pro forma basis, the Consolidated Total Net Leverage Ratio as of such closing date, using Pro Forma Consolidated Adjusted EBITDA for the most recently completed Measurement Period for which financial statements are available or required to have been delivered under Section 6.01(a) or (b), will not exceed the lesser of (i) the maximum level then permitted under Section 7.11(a) minus 0.25x and (ii) 3.75 to 1.00;

(f)the Borrower shall have delivered to the Administrative Agent, at least ten Business Days (or such shorter time period as the Administrative Agent may otherwise agree in writing) prior to the consummation of such Acquisition, (i) a summary providing a reasonably detailed description of the Target and the material terms and conditions of the proposed acquisition, (ii) if such Acquisition is a Material Acquisition, material financial, business and legal due diligence information relating to the Target and such Acquisition (including (w) Target EBITDA, (x) to the extent available, annual financial statements of the Target for the preceding three years, (y) pro forma financial projections for the Consolidated Companies (including the

Target) for the year following such Acquisition, in form and detail reasonably satisfactory to the Administrative Agent, and (z) if requested by the Administrative Agent, and to the extent the Borrower has elected in its sole discretion to obtain a quality-of-earnings report or other independent third-party verification, such quality-of-earnings report or other independent third-party verification) as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably request, and (iii) drafts of all material legal documentation pertaining to such Acquisition, which documentation shall, if such Acquisition is a Material Acquisition, be reasonably satisfactory to the Administrative Agent;

(g)the assets acquired in such Acquisition shall be located in the United States or Canada and owned exclusively by the Loan Parties;

(h)the Target shall be engaged in a business consistent with the Borrower’s Business;

(i)the Acquisition shall not be hostile and shall be approved by the Target’s board of directors or equivalent governing body; and

(j)to the extent readily available without delaying such Acquisition, the Borrower shall have delivered to the Administrative Agent such other information or documentation reasonably requested by it.

“Permitted Lien” has the meaning specified in Section 7.01.

“Permitted Seller Debt” has the meaning specified in Section 7.02(g).

“Permitted Transferee” means, with respect to any natural Person, (a) the spouse or lineal descendants of such Person, (b) any trust for the benefit of such Person, or the benefit of the spouse or lineal descendants of such Person or (c) the personal representative of such Person’s estate or upon such Person’s incompetency for purposes of the protection and management of the assets of such Person.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), other than a Multiemployer Plan, established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Pledge Agreement” means the Pledge Agreement, dated as of the Closing Date, by the Loan Parties in favor of the Administrative Agent.

“Pledged Stock” has the meaning specified in the Pledge Agreement.  For the avoidance of doubt, no Equity Interests of an Excluded Subsidiary shall be required to be pledged except as described in Section 6.12(b).

“Post-Closing Letter” means the letter agreement regarding post-closing deliveries dated as of the Closing Date by the Loan Parties in favor of the Administrative Agent.

“Pricing” means, with respect to any Loan or other Indebtedness, the pricing (including interest rate margins, any interest rate floors, original issue discount and upfront fees (based on the lesser of a four-year average life to maturity or the remaining life to maturity), but excluding arrangement, structuring and underwriting fees paid or payable to the Administrative Agent or its Affiliates) applicable to such Loan or other Indebtedness.

“Principal Payment Dates” has the meaning specified in Section 2.06(a).

“Pro Forma Consolidated Adjusted EBITDA” means for any period, the sum of Consolidated Adjusted EBITDA for such period plus, to the extent a Permitted Acquisition has been consummated during such period, the Target EBITDA attributable to such Permitted Acquisition (but only that portion of Target EBITDA attributable to the portion of such period that occurred prior to the date such Permitted Acquisition was consummated).  It is understood that for the purposes of Pro Forma Consolidated Adjusted EBITDA, if during any period (each, a “Reference Period”) (or, in the case of pro forma calculations, during the period from the last day of such Reference Period to and including the date as of which such calculation is made) the Consolidated Companies shall have made a Disposition or Permitted Acquisition, the Pro Forma Consolidated Adjusted EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Disposition or Permitted Acquisition occurred on the first day of such Reference Period; provided that such pro forma calculations shall give effect to operating expense reductions and other cost savings only to the extent that such reductions and savings would be permitted to be reflected in a pro forma financial statement prepared in accordance with GAAP and are approved in writing by the Administrative Agent.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Equity” means any Equity Interests other than Disqualified Equity.

“Qualified Equity Investment” has the meaning specified in Section 7.11(c).

“Register” has the meaning specified in Section 10.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, managers, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any “reportable event” as defined in Section 4043(c) of ERISA and the regulations thereunder, other than events for which the 30 day notice period has been waived.

“Repricing Event” means either one or both of (a) any prepayment, repayment, refinancing or replacement of Term Loans B with the proceeds of, or conversion of all or any portion of the Term Loans B into, any new or replacement Indebtedness with Pricing less than the Pricing applicable to the Term Loans B subject to such event or (b) any amendment, waiver or consent to or under this Agreement which reduces the Pricing applicable to the Term Loans B; provided, that any prepayment, repayment, refinancing or replacement of Term Loans B in connection with a Change of Control shall not constitute a “Repricing Event”.

“Required Incremental Term Lenders” means, as of any date of determination with respect to any Incremental Term Loan Facility, Incremental Term Lenders holding more than 50% of such Incremental Term Loan Facility on such date; provided that the portion of such Incremental Term Loan Facility held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Incremental Term Lenders.

“Required Lenders” means, as of any date of determination, Lenders holding more than 50% of the sum of the (a) Consolidated Outstandings and (b) aggregate unused Revolving Credit Commitments; provided, that the unused Revolving Credit Commitment of, and the portion of the Consolidated Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders; provided further, that if there are three or fewer Lenders (who are not Defaulting Lenders) as of such date, then “Required Lenders” must include at least two Lenders (with Lenders that are Affiliates of one another being considered as one Lender for purposes of this proviso).

“Required Revolving Lenders” means, as of any date of determination, Revolving Credit Lenders holding more than 50% of the sum of the (a) Consolidated Revolving Credit Outstandings and (b) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Consolidated Revolving Credit Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders; provided further, that if there are three or fewer Revolving Credit Lenders (who are not Defaulting Lenders) as of such date, then “Required Revolving Lenders” must include at least two Revolving Credit Lenders (with Revolving Credit Lenders that are Affiliates of one another being considered as one Revolving Credit Lender for purposes of this proviso).

“Required Term A Lenders” means, as of any date of determination, Term A Lenders holding more than 50% of the Term A Facility on such date; provided that the portion of the Term A Facility held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Term A Lenders; provided further, that if there are three or fewer Term A Lenders (who are not Defaulting Lenders) as of such date, then “Required Term A Lenders” must include at least two Term A Lenders (with Term A Lenders that are Affiliates of one another being considered as one Term A Lender for purposes of this proviso).

“Required Term B Lenders” means, as of any date of determination, Term B Lenders holding more than 50% of the Term B Facility on such date; provided that the portion of the Term B Facility held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Term B Lenders; provided further, that if there are three or fewer Term B Lenders (who are not Defaulting Lenders) as of such date, then “Required Term B Lenders” must include at least two Term B Lenders (with Term B Lenders that are Affiliates of one another being considered as one Term B Lender for purposes of this proviso).

“Responsible Officer” means the chief executive officer, president, chief financial officer, vice president, general counsel, treasurer, assistant treasurer or controller of a Loan Party and any other officer of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means (a) any Earnout Payment, (b) any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to any Person’s stockholders, partners or members (or the equivalent of any thereof), (c) any payment in respect of any option, warrant or other right to acquire any such dividend or other distribution or payment or other equity interests, (d) any payment of any subordinated Indebtedness made in violation of any subordination terms applicable thereto, or (e) the payment of any fee, expense reimbursement, indemnity payment or other amount to the Sponsor and its Affiliates (including Manager), including payments made pursuant to the Management Agreement.

“Revolver Freeze Period” means the period from and including the day after the Closing Date through December 31, 2015.

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type and, in the case of LIBOR Rate Loans, having the same Interest Period made by each of the Revolving Credit Lenders pursuant to Section 2.01(b)(i).

“Revolving Credit Commitment” means, as to each Revolving Credit Lender, its obligation to make Revolving Credit Loans to the Borrower pursuant to Section 2.01, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Revolving Credit Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement, including pursuant to Section 2.05.  For purposes of clarity, the L/C Commitment is a sublimit of the Revolving Credit Commitment, and the Outstanding Amount of L/C Obligations shall reduce availability under the Revolving Credit Commitment on a dollar-for-dollar basis.  The aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments on the Closing Date is $30,000,000.

“Revolving Credit Exposure” means, as to any Revolving Credit Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Credit Loans and such Lender’s participation in L/C Obligations at such time.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time.

“Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment at such time.

“Revolving Credit Loan” has the meaning specified in Section 2.01(b).

“Revolving Credit Note” means a promissory note made by the Borrower in favor of a Revolving Credit Lender evidencing Revolving Credit Loans made by such Revolving Credit Lender, substantially in the form of Exhibit B-1.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successor thereto.

“Sanctioned Country” means, at any time, a country or territory that is itself the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union or any European Union member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between any of the Consolidated Companies and any Cash Management Bank.

“Secured Hedge Agreement” means any Swap Contract permitted under Article VI or VII that is entered into by and between any of the Consolidated Companies and any Hedge Bank.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the L/C Issuer, the Hedge Banks (if any), the Cash Management Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05, and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.

“Security Agreement” means the Security Agreement, dated as of the Closing Date, by the Loan Parties in favor of the Administrative Agent.

“Security Agreement Supplement” means a supplement to update the Security Agreement or to add a party thereto.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Sponsor” means Veronis Suhler Stevenson.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Lease Obligation” means the principal balance outstanding under any lease, funding agreement or other arrangement with respect to any real or personal property pursuant to which the lessor is treated as the owner of such property for accounting purposes and the lessee is treated as the owner of such property for federal income tax purposes, or any tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product to which such Person is a party, where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP.

“Target” means the Person, the business or division of any Person or substantially all of the assets of a Person, acquired in an Acquisition.

“Target EBITDA” means, with respect to any Target acquired in a Permitted Acquisition, such Target’s earnings before interest expense, income tax expense, amortization and depreciation (calculated in a manner consistent with the definitions of “Consolidated Net Income” and “Consolidated Adjusted EBITDA”) for the most recent twelve (12) month period as shown on financial statements which are made available to the Administrative Agent prior to the consummation of the Permitted Acquisition, calculated by the Borrower and acceptable to the Administrative Agent.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term A Borrowing” means a borrowing consisting of simultaneous Term Loans A of the same Type and, in the case of LIBOR Rate Loans, having the same Interest Period made by each of the Term A Lenders pursuant to Section 2.01(a)(i).

“Term A Commitment” means, as to each Term A Lender, its obligation to make Term Loans A to the Borrower pursuant to Section 2.01(a)(i) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Term A Lender’s name on Schedule 2.01 under the caption “Term A Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Term A Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.  The aggregate amount of the Term A Lenders’ Term A Commitments on the Closing Date, prior to the Term A Borrowing, is $70,000,000.

“Term A Facility” means, at any time, the aggregate principal amount of the Term Loans A of all Term A Lenders outstanding at such time.

“Term A Lender” means (a) at any time on or prior to the Closing Date, any Lender that has a Term A Commitment at such time and (b) at any time after the Closing Date, any Lender that holds Term Loans A at such time.

“Term A Note” means a promissory note made by the Borrower in favor of a Term A Lender evidencing Term Loans A made by such Term A Lender, substantially in the form of Exhibit B-2.

“Term B Borrowing” means a borrowing consisting of simultaneous Term Loans B of the same Type and, in the case of LIBOR Rate Loans, having the same Interest Period made by each of the Term B Lenders pursuant to Section 2.01(a)(ii).

“Term B Commitment” means, as to each Term B Lender, its obligation to make Term Loans B to the Borrower pursuant to Section 2.01(a)(ii) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Term B Lender’s name on Schedule 2.01 under the caption “Term B Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Term B Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.  The aggregate amount of the Term B Lenders’ Term B Commitments on the Closing Date, prior to the Term B Borrowing, is $35,000,000.

“Term B Facility” means, at any time, the aggregate principal amount of the Term Loans B of all Term B Lenders outstanding at such time.

“Term B Lender” means (a) at any time on or prior to the Closing Date, any Lender that has a Term B Commitment at such time and (b) at any time after the Closing Date, any Lender that holds Term Loans B at such time.

“Term B Note” means a promissory note made by the Borrower in favor of a Term B Lender evidencing Term Loans B made by such Term B Lender, substantially in the form of Exhibit B-3.

“Term Borrowing” means a Term A Borrowing or a Term B Borrowing, as the context may require.

“Term Loan A” means an advance made by any Term A Lender under Section 2.01(a)(i).

“Term Loan B” means an advance made by any Term B Lender under Section 2.01(a)(ii).

“Threshold Amount” means $2,000,000.

“Trademark Security Agreement” means the Trademark Security Agreement dated as of the Closing Date, by the Loan Parties in favor of the Administrative Agent.

“Trademarks” means, collectively, all trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Holdings and its Subsidiaries connected with and symbolized by such trademarks.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a LIBOR Rate Loan.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined as of the most recent annual actuarial report valuation date for such Pension Plan in accordance with the assumptions used by such Pension Plan’s actuaries for funding purposes in effect for the applicable plan year.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“VLC” means Voyager Learning Company, a Delaware corporation.

“Walsh Employment Agreement” means that certain letter agreement dated as of April 30, 2013, between Holdings and Joe Walsh, as amended, supplemented or otherwise modified from time to time in accordance with Section 7.12.

“Webster Bank” means Webster Bank, N.A. and its successors.

1.02Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03Accounting Terms.

(a)Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, except as otherwise specifically prescribed herein, including as set forth in Sections 5.05(b) and 6.01(b).

(b)Changes in GAAP.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04Rounding.  Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Article II
the COMMITMENTS and Credit Extensions

2.01Loans.

(a)The Term Borrowings.

(i)The Term A Borrowing.  Subject to the terms and conditions set forth herein, each Term A Lender severally agrees to make a single loan to the Borrower on the Closing Date in an amount not to exceed such Term A Lender’s Term A Commitment.  Each Term A Borrowing shall consist of Term Loans A made simultaneously by the Term A Lenders in accordance with their respective Applicable Percentage of the Term A Facility.  Amounts borrowed under this Section 2.01(a)(i) and repaid or prepaid may not be reborrowed.  Term Loans A may be Base Rate Loans or LIBOR Rate Loans, as further provided herein.

(ii)The Term B Borrowing.  Subject to the terms and conditions set forth herein, each Term B Lender severally agrees to make a single loan to the Borrower on the Closing Date in an amount not to exceed such Term B Lender’s Term B Commitment.  Each Term B Borrowing shall consist of Term Loans B made simultaneously by the Term B Lenders in accordance with their respective Applicable Percentage of the Term B Facility.  Amounts borrowed under this Section 2.01(a)(ii) and repaid or prepaid may not be reborrowed.  Term Loans B may be Base Rate Loans or LIBOR Rate Loans, as further provided herein.

(b)The Revolving Credit Loans.  Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make loans (each such loan, a “Revolving Credit Loan”) to the Borrower from time to time, on any Business Day during the Availability Period (other than the Revolver Freeze Period, and subject to Section 6.16), in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Credit Commitment; provided, however, that after giving effect to any Revolving Credit Borrowing, (i) the Consolidated Revolving Credit Outstandings shall not exceed the Revolving Credit Facility, and (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender shall not exceed such Revolving Credit Lender’s Revolving Credit Commitment.  Within the limits of each Revolving Credit Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(b), prepay under Section 2.04, and reborrow under this Section 2.01(b).  Revolving Credit Loans may be Base Rate Loans or LIBOR Rate Loans, as further provided herein.

2.02Borrowings, Conversions and Continuations of Loans.

(a)Each Term A Borrowing, each Term B Borrowing, each Revolving Credit Borrowing, each conversion of Loans from one Type to the other, and each continuation of LIBOR Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone.  Each such notice must be received by the Administrative Agent not later than 12:00 noon (Eastern Time) (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of LIBOR Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans or any conversion of LIBOR Rate Loans to Base Rate Loans.  Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower.  Each Borrowing of, conversion to or continuation of LIBOR Rate Loans shall be in a principal amount of $100,000 or a whole multiple of $100,000 in excess thereof.  Except as provided in Section 2.03(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $100,000 or a whole multiple of $100,000 in excess thereof.  Each Committed Loan Notice  (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Term A Borrowing, a Term B Borrowing, a Revolving Credit Borrowing, a conversion of Loans from one Type to the other, or a continuation of LIBOR Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto.  If the Borrower fails to specify a Type of Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans.  Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable LIBOR Rate Loans.  If the Borrower requests a Borrowing of, conversion to, or continuation of LIBOR Rate Loans in any such

Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b)Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage under the applicable Facility of the applicable Loans.  In the case of a Term Borrowing or a Revolving Credit Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. (Eastern Time) on the Business Day specified in the applicable Committed Loan Notice.  Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Borrowing, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Webster Bank with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to the Administrative Agent by the Borrower.

(c)Except as otherwise provided herein, a LIBOR Rate Loan may be continued or converted only on the last day of an Interest Period for such LIBOR Rate Loan.  During the continuation of an Event of Default under Section 8.01(a) or (f), no Loans may be requested as, converted to or continued as LIBOR Rate Loans without the consent of the Required Lenders.  During the continuation of an Event of Default (other than an Event of Default under Section 8.01(a) or (f)), at the request of the Administrative Agent or the Required Lenders, no Loans may be requested as, converted to or continued as LIBOR Rate Loans.

(d)The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for LIBOR Rate Loans upon determination of such interest rate.  At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Webster Bank’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

2.03Letters of Credit.

(a)The L/C Commitment.

(i)Subject to the terms and conditions set forth herein, the L/C Issuer agrees, in reliance upon the agreements of the Borrower and the Revolving Credit Lenders set forth in this Section 2.03, (a) from time to time on any Business Day during the period from the Closing Date until the L/C Expiration Date (other than during the Revolver Freeze Period), to issue Letters of Credit, or (as the case may be) to cause Letters of Credit to be issued by the L/C Substitute Issuer, in each case for the account of the Borrower, and to amend or extend Letters of Credit previously issued, or (as the case may be) to cause Letters of Credit previously issued to be amended or extended by the L/C Substitute Issuer, all in accordance with Section 2.03(b), and (b) to honor drawings under the Letters of Credit, or (as the case may be) to cause the L/C Substitute Issuer to honor drawings under the Letters of Credit; and the Revolving Credit Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower and any drawings thereunder; provided, however, that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Consolidated Revolving Credit Outstanding shall not exceed the Revolving Credit Commitment then in effect, (y) the aggregate Outstanding Amount of the Revolving Credit Loans of any Revolving Lender, plus such Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations, shall not exceed such Lender’s Revolving Credit Commitment, and (z) the aggregate Outstanding Amount of the L/C Obligations shall not exceed the L/C Commitment.  Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence.  Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii)The L/C Issuer shall not issue any Letter of Credit, or (as the case may be) cause any Letter of Credit to be issued by the L/C Substitute Issuer, if:

(1)subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve (12) months after the date of issuance or last extension, unless the Administrative Agent has approved such expiry date; provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the L/C Expiration Date); or

(2)the expiry date of such requested Letter of Credit would occur after the L/C Expiration Date, unless all the Revolving Credit Lenders have approved such expiry date.

(iii)The L/C Issuer shall not be under any obligation to issue any Letter of Credit, or (as the case may be) to cause any Letter of Credit to be issued by the L/C Substitute Issuer, if:

(1)any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer or the L/C Substitute Issuer from issuing such Letter of Credit, or any applicable Law or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer or the L/C Substitute Issuer shall prohibit, or request that the L/C Issuer or the L/C Substitute Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer or the L/C Substitute Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer or the L/C Substitute Issuer is not otherwise compensated hereunder) not in effect on the L/C Commitment Effective Date, or shall impose upon the L/C Issuer or the L/C Substitute Issuer any unreimbursed loss, cost or expense which was not applicable on the L/C Commitment Effective Date and which the L/C Issuer in good faith deems material to it;

(2)except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount less than $25,000;

(3)such Letter of Credit is to be denominated in any currency other than Dollars;

(4)such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder;

(5)any default of any Revolving Lender’s obligations to fund under Section 2.03(c) exists or any Revolving Lender is at such time a Defaulting Lender hereunder, unless the L/C Issuer has entered into satisfactory arrangements with the

Borrower or such Lender to eliminate the L/C Issuer’s risk with respect to such Lender; or

(6)the proceeds of such Letter of Credit would be made available to any Person (x) to fund any activity or business of or with any Sanctioned Person or in any Sanctioned Countries, that, at the time of such funding, is the subject of any Sanctions or (y) in any manner that would result in a violation of any Sanctions by any party to this Agreement.

(iv)The L/C Issuer shall not amend any Letter of Credit, or otherwise cause any Letter of Credit to be amended by the L/C Substitute Issuer, if the L/C Issuer would not be permitted at such time to issue such Letter of Credit, or (as the case may be) to cause such Letter of Credit to be issued, in its amended form under the terms hereof.

(v)The L/C Issuer shall be under no obligation to amend any Letter of Credit, or otherwise to cause any Letter of Credit to be amended, if (x) the L/C Issuer would have no obligation at such time to issue such Letter of Credit (or to cause such Letter of Credit to be issued) in its amended form under the terms hereof, or (y) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi)The L/C Issuer shall act on behalf of the Revolving Credit Lenders with respect to any Letters of Credit issued, or (as the case may be) caused to be issued, by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits, immunities and exculpations (x) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued or caused to be issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (y) as additionally provided herein with respect to the L/C Issuer.

(b)Procedures for Issuance and Amendment of Letters of Credit.

(i)Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer and the Administrative Agent in the form of an L/C Application, appropriately completed and signed by a Responsible Officer of the Borrower (a “Notice of Issuance”).  Such L/C Application must be received by the L/C Issuer and the Administrative Agent not later than 2:00 p.m. (Eastern Time), at least three Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in any particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.  In the case of any request for the initial issuance of any Letter of Credit, such L/C Application shall specify in form and detail satisfactory to the L/C Issuer and the Administrative Agent: (i) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (ii) the amount thereof; (iii) the expiry date thereof; (iv) the name and address of the beneficiary thereof; (v) the documents to be presented by such beneficiary in case of any drawing thereunder; (vi) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (vii) such other matters as the L/C Issuer may reasonably require. In the case of any request for an amendment of any outstanding Letter of Credit, such L/C Application shall specify in form and detail reasonably satisfactory to the L/C Issuer and the Administrative Agent: (i) the Letter of Credit to be amended; (ii) the proposed date of amendment thereof (which shall be a Business Day); (iii) the nature of the proposed amendment; and (iv) such other matters as the L/C Issuer may reasonably require.  Additionally, the Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may reasonably require.

(ii)Promptly after receipt of any L/C Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such L/C Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof.  Unless the L/C Issuer has received written notice from any Revolving Lender, the Administrative Agent or the Borrower, at least two Business Days prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article V shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit, or (as the case may be) cause a Letter of Credit to be issued by the L/C Substitute Issuer, in each case for the account of the Borrower under this Agreement or enter into the applicable amendment, as the case may be, in each case, in accordance with the usual and customary business practices of the L/C Issuer and (if applicable) the L/C Substitute Issuer. Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Lender’s Applicable Percentage of the Revolving Credit Commitments times the amount of such Letter of Credit.

(iii)If the Borrower so requests in any applicable L/C Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue (or cause to be issued) a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided, however, that any such Auto-Extension Letter of Credit must permit the L/C Issuer or (as the case may be) L/C Substitute Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Revolving Credit Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the L/C Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (x) the L/C Issuer has determined that it would not be permitted, or would have no obligation at such time, to issue such Letter of Credit (or otherwise to cause such Letter of Credit to be issued) in its revised form (as extended) under the terms hereof, or (y) it has received notice (which may be by telephone or in writing) on or before the day that is ten Business Days before the Non-Extension Notice Date (x) from the Administrative Agent that the Required Lenders have elected not to permit such extension, or (z) from the Administrative Agent, any Revolving Lender or the Borrower that one or more of the applicable conditions specified in Article V is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

(iv)Promptly after any Letter of Credit or any amendment to a Letter of Credit has been delivered to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)Drawings and Reimbursements; Funding of Participations.

(i)Upon receipt from the beneficiary of any Letter of Credit, or (as the case may be) from the L/C Substitute Issuer, of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent thereof. Not later than 2:00 p.m. (Eastern Time) on the date of any payment by the L/C Issuer or (as the case may be) by the L/C Substitute Issuer with respect to a Letter of Credit (each such date, an “L/C Honor Date”), the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing.  If the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Lender of the L/C Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Revolving Lender’s Applicable Revolving Credit Percentage thereof. In such event, the Borrower shall be deemed to have timely requested a Borrowing of Revolving Credit Loans that are Base Rate Loans to be disbursed on the L/C Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02(b) for the principal amount of Borrowings, but subject to the amount of the unutilized portion of the Revolving Credit Commitments after giving effect to such Borrowings and the immediate payment of the Unreimbursed Amount, and the conditions set forth in Article IV (other than the delivery of a Borrowing Request). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided, however, that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)Each Revolving Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Revolving Credit Percentage of the Unreimbursed Amount not later than 11:00 a.m. (Eastern Time) on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Lender that so makes funds available shall be deemed to have made a Revolving Loan that is a Base Rate Loan to the Borrower in such amount.  The Administrative Agent shall remit the funds so received to the L/C Issuer.

(iii)With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Revolving Credit Loans that are Base Rate Loans because the conditions set forth in Article IV cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable promptly following demand (together with interest) and shall bear interest at the L/C Default Rate. In such event, each Revolving Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)Until each Revolving Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s applicable Revolving Credit Percentage of such amount shall be solely for the account of the L/C Issuer.

(v)Each Revolving Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including: (a) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the L/C Substitute Issuer, the

Borrower or any other Person for any reason whatsoever; (b) the occurrence or continuation of any Default; or (c) any other occurrence, event or condition, whether or not similar to any of the foregoing. No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under or with respect to any Letter of Credit, together with interest as provided herein.

(vi)If any Revolving Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate or a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the L/C Issuer submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.

(d)Repayment of Participations.

(i)At any time after the L/C Issuer has made a payment under or with respect to any Letter of Credit and has received from any Revolving Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of cash collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Revolving Credit Percentage thereof in the same funds as those received by the Administrative Agent.

(ii)If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.12 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Revolving Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Revolving Credit Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause (ii) shall survive the payment in full of the Obligations, and the termination of this Agreement.

(e)Obligations Absolute.  The Obligations of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii)the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Guarantor may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer, the L/C Substitute Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or Instrument relating thereto, or any unrelated transaction;

(iii)any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)any payment by the L/C Issuer or (as the case may be) the L/C Substitute Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer or (as the case may be) the L/C Substitute Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any debtor relief laws; or

(v)any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Guarantors, except any circumstance or happening set forth in clauses (i) through (iv) above caused by the gross negligence or willful misconduct of the L/C Issuer or (as the case may be) the L/C Substitute Issuer as determined by a final and nonappealable judgment of a court of competent jurisdiction.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it in accordance with the procedures set forth herein and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will promptly notify the Administrative Agent and the L/C Issuer. The Borrower shall be deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)Role of L/C Issuer.  Each Lender and the Borrower agree that, in paying any drawing under any Letter of Credit, neither the L/C Issuer nor the L/C Substitute Issuer shall have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the L/C Issuer, the Administrative Agent, the L/C Substitute Issuer, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer or the L/C Substitute Issuer shall be liable to any Lender for: (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Credit Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct as determined by a final and nonappealable judgment of a court of competent jurisdiction; or (iii) the due execution, effectiveness, validity or enforceability of any document or Instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower from pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of the L/C Issuer, the Administrative Agent, the

L/C Substitute Issuer, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer or the L/C Substitute Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which were caused by the willful misconduct or gross negligence of the L/C Issuer or L/C Substitute Issuer or the willful failure of the L/C Issuer or L/C Substitute Issuer to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer and the L/C Substitute Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, and neither the L/C Issuer nor the L/C Substitute Issuer shall be responsible for the validity or sufficiency of any Instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g)Cash Collateral.  Upon the request of the Administrative Agent, (i) if the L/C Issuer or (as the case may be) the L/C Substitute Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the L/C Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrower shall, in each case, promptly Cash Collateralize the then Outstanding Amount of all L/C Obligations. Upon the drawing of any Letter of Credit for which funds are on deposit as cash collateral, such funds shall be applied, to the extent permitted under applicable Law, to reimburse the L/C Issuer.

(h)Applicability of ISP.  Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued, the rules of the ISP shall apply to each Letter of Credit.

(i)Letter of Credit Fees.  The Borrower shall pay to the Administrative Agent, for the account of each Revolving Lender in accordance with its Revolving Credit Commitment, Letter of Credit fees (the “Letter of Credit Fees”) for each Letter of Credit at an annual rate equal to in all other cases, the Applicable Margin for Loans that are LIBOR Rate Loans multiplied by the daily amount available to be drawn under such Letter of Credit.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 2.03(m).  Letter of Credit Fees shall be (i) due and payable on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the L/C Expiration Date and thereafter on demand, and (ii) computed on a quarterly basis in arrears.  If there is any change in the Applicable Margin for Loans that are LIBOR Rate Loans during any quarter, the daily amount available to be drawn under each applicable Letter of Credit shall be computed and multiplied by the Applicable Margin separately for each period during such quarter that such Applicable Margin was in effect.  Notwithstanding anything to the contrary contained herein, upon the request of the Administrative Agent, while any Event of Default is continuing, all Letter of Credit Fees shall accrue at the L/C Default Rate.

(j)Documentary and Processing Charges Payable to L/C Issuer.  The Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, fronting, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer or otherwise incurred by the L/C Issuer relating to letters of credit as from time to time in effect.  Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(k)Conflict with Issuer Documents.  In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(l)Letters of Credit Issued for Subsidiaries.  Notwithstanding that any Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, any Subsidiary, the Borrower shall nevertheless be and remain obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit.  The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of any Subsidiary inures to the benefit of the Borrower, and that the Borrower’s Business derives substantial benefits from the business of the Borrower’s Subsidiaries.

(m)Letter of Credit Amounts.  Unless otherwise specified herein, the amount of any letter of credit (including any Letter of Credit) at any time shall be deemed to be the stated amount of such letter of credit in effect at such time; provided, however, that with respect to any letter of credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such letter of credit shall be deemed to be the maximum stated amount of such letter of credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

2.04Prepayments.

(a)Optional.  Subject to the last sentence of this Section 2.04(a), the Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans under any Facility in whole or in part without premium or penalty (except as provided in Section 2.08(c) with respect to any Repricing Event); provided that (i) such notice must be received by the Administrative Agent not later than 12:00 noon (Eastern Time) (A) three Business Days prior to any date of prepayment of LIBOR Rate Loans and (B) one Business Day prior to any date of prepayment of Base Rate Loans; (ii) any prepayment of LIBOR Rate Loans shall be in a principal amount of $100,000 or a whole multiple of $10,000 in excess thereof; and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $100,000 or a whole multiple of $10,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding or as otherwise may be agreed by the Administrative Agent. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if LIBOR Rate Loans are to be prepaid, the Interest Period(s) of such Loans.  The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage in respect of the relevant Facility).  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of a LIBOR Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05 to the extent the Borrower has been made aware of such amounts at the time of the prepayment.  Each prepayment of the Term Loans A pursuant to this Section 2.04(a) shall be applied first to the Term A Facility ratably to the respective principal repayment installments thereof, and each such prepayment shall be paid to the Term A Lenders in accordance with their respective Applicable Percentages.  Each prepayment of the Term Loans B pursuant to this Section 2.04(a) shall be applied first to the Term B Facility ratably to the respective principal repayment installments thereof, and each such prepayment shall be paid to the Term B Lenders in accordance with their respective Applicable Percentages.  No voluntary prepayment of any Revolving Credit Loans shall result in the reduction of the Revolving Credit Commitments unless requested by the Borrower pursuant to Section 2.05(a) hereof.

(b)Mandatory.

(i)Dispositions and Casualty Events.  If any Consolidated Company Disposes of any property (other than any Dispositions permitted pursuant to Section 7.05(a) (to the extent the aggregate Net Cash Proceeds thereof do not exceed $1,000,000), (b), (c), (d), (e),

(f), (g), (i)(ii), (i)(iii) or (i)(iv)), suffers any casualty event or receives any business interruption insurance proceeds, in any event which results in the realization by such Consolidated Company of Net Cash Proceeds in excess of $1,000,000 in any fiscal year (in the aggregate for all such Dispositions), the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of such Net Cash Proceeds received by such Consolidated Company within five Business Days of receipt thereof (such prepayments to be applied as set forth in clause (iv) below); provided, however, that, (A) with respect to any Net Cash Proceeds realized by such Consolidated Company (other than any business interruption insurance proceeds), so long as no Event of Default shall have occurred and be continuing, such Consolidated Company may reinvest all or any portion of such Net Cash Proceeds in operating assets (and transaction expenses associated with the acquisition thereof), so long as within 270 days after the receipt of such Net Cash Proceeds, such reinvestment shall have been consummated or such reinvestment is subject to a binding written agreement with a third party which is not an Affiliate of the Borrower which agreement was entered into during such 270-day time period and which reinvestment is consummated within 120 days after such 270-day period expires (as certified by the Borrower in writing to the Administrative Agent upon request of any Lender); and (B) any Net Cash Proceeds received by such Consolidated Company not so reinvested shall thereafter be promptly applied to the prepayment of the Loans as set forth in this clause (i).

(ii)Indebtedness.  Upon the incurrence or issuance by any Consolidated Company of any Indebtedness (other than Indebtedness expressly permitted to be incurred or issued pursuant to Section 7.02), the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds received therefrom by such Consolidated Company within one (1) Business Day of receipt (such prepayments to be applied as set forth in clause (iv) below).  The provisions of this Section 2.04(b)(ii) do not constitute and shall not be construed as a consent to or waiver of any Event of Default arising by reason of any incurrence of Indebtedness by any Consolidated Company which is prohibited by the terms of this Agreement.

(iii)Excess Cash Flow.  No later than September 30 of each year, commencing September 30, 2017, the Borrower shall prepay the Loans in an aggregate amount equal to the Applicable ECF Percentage of Excess Cash Flow for the prior fiscal year (such prepayments to be applied as set forth in clause (iv) below); provided, that any Excess Cash Flow for fiscal year ending December 31, 2016, shall be calculated from the Closing Date through December 31, 2016.

(iv)Each prepayment of Loans pursuant to the foregoing provisions of this Section 2.04(b), and each prepayment of Loans with the proceeds of a Qualified Equity Investment, shall be applied, first, to the Term A Facility, pro rata to the respective principal repayment installments thereof, second, after the Term A Facility has been paid in full, to the Term B Facility, pro rata to the respective principal repayment installments thereof, and third, after the Term A Facility and the Term B Facility have been paid in full, to the Revolving Credit Facility, ratably to the outstanding Revolving Credit Loans.  Such prepayments shall be paid to the Lenders in accordance with their respective Applicable Percentages in respect of the relevant Facilities.  The Revolving Credit Commitment shall concurrently and permanently be reduced by the amount of each prepayment of Revolving Credit Loans pursuant to this Section 2.04(b)(iv).

(v)If, for any reason, the Consolidated Revolving Credit Outstandings at any time exceed the Revolving Credit Facility at such time, the Borrower shall promptly (but in any event within one Business Day) prepay Revolving Credit Loans, in an aggregate amount equal to such excess.

(vi)Revolver Clean-Down.  The Borrower shall prepay Revolving Credit Loans as and when necessary to comply with its obligations under Section 6.16.

(vii)In addition, the Loans shall be subject to acceleration as set forth in Section 8.02 below.

Within the parameters of the applications set forth above, prepayments pursuant to this Section 2.04(b) shall be applied first to Base Rate Loans and then to LIBOR Rate Loans in direct order of Interest Period maturities.  All prepayments of LIBOR Rate Loans under this Section 2.04(b) shall be subject to Section 3.05, but otherwise without premium or penalty (except as provided in Section 2.08(c) with respect to any Repricing Event), and shall be accompanied by interest on the principal amount prepaid through the date of prepayment.  Notwithstanding any other provision of this Section 2.04(b), so long as no Default or Event of Default shall have occurred and be continuing, if any prepayment of LIBOR Rate Loans is required prior to the last day of the Interest Period therefor and would result in additional amounts owed pursuant to Section 3.05, the Administrative Agent may, at the request of the Borrower, hold such amounts for up to 30 days, or until the end of the applicable Interest Period, whichever comes first.

2.05Termination or Reduction of Commitments.

(a)Optional.  The Borrower may, upon notice to the Administrative Agent, terminate the Revolving Credit Facility, or from time to time permanently reduce the Revolving Credit Facility; provided that (i) any such notice shall be received by the Administrative Agent not later than 1:00 p.m. (Eastern Time) three Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $500,000 or any whole multiple of $100,000 in excess thereof, (iii) the Borrower shall not terminate or reduce the Revolving Credit Facility if, after giving effect thereto and to any concurrent prepayments hereunder, the Consolidated Revolving Credit Outstandings would exceed the Revolving Credit Facility, and (iv) the Borrower shall not reduce (but may terminate) the Revolving Credit Facility if, after giving effect thereto, the Revolving Credit Facility would be less than $5,000,000.

(b)Mandatory.  The aggregate Term A Commitments shall be automatically and permanently reduced to zero following the funding of the Term A Borrowing on the Closing Date.  The aggregate Term B Commitments shall be automatically and permanently reduced to zero following the funding of the Term B Borrowing on the Closing Date.

(c)Application of Revolving Credit Commitment Reductions; Payment of Fees.  The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Revolving Credit Commitment under this Section 2.05.  Upon any reduction of the Revolving Credit Commitments pursuant to this Section 2.05, the Revolving Credit Commitment of each Revolving Credit Lender shall be reduced by such Lender’s Applicable Revolving Credit Percentage of such reduction amount.  All fees in respect of the Revolving Credit Facility accrued until the effective date of any termination of the Revolving Credit Facility shall be paid on the effective date of such termination.

2.06Repayment of Loans.

(a)Term Loans A.  The Borrower shall repay to the Administrative Agent for the account of the Term A Lenders on the last Business Day of each March, June, September and December (each, a “Principal Payment Date”), commencing on March 31, 2016, a principal repayment installment in the respective amount set forth opposite each such date (which installments shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.04), unless accelerated sooner pursuant to Section 8.02:

Payment Dates	Principal Repayment Installments
March 31, 2016	$875,000.00
June 30, 2016	$875,000.00
September 30, 2016	$875,000.00
December 31, 2016	$875,000.00
March 31, 2017	$1,750,000.00
June 30, 2017	$1,750,000.00
September 30, 2017	$1,750,000.00
December 31, 2017	$1,750,000.00
March 31, 2018	$1,750,000.00
June 30, 2018	$1,750,000.00
September 30, 2018	$1,750,000.00
December 31, 2018	$1,750,000.00
March 31, 2019	$2,187,500.00
June 30, 2019	$2,187,500.00
September 30, 2019	$2,187,500.00
December 31, 2019	$2,187,500.00
March 31, 2020	$2,625,000.00
June 30, 2020	$2,625,000.00
September 30, 2020	$2,625,000.00
Maturity Date	Full Outstanding Amount of Term Loans A

provided, however, that the final principal repayment installment of the Term Loans A shall be repaid on the Maturity Date (whenever such date may occur) and in any event shall be in an amount equal to the aggregate Outstanding Amount of all Term Loans A outstanding on such date.

(b)Term Loans B.  The Borrower shall repay to the Administrative Agent for the account of the Term B Lenders on each Principal Payment Date, commencing on March 31, 2016, a principal repayment installment equal to $87,500.00 (which installments shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.04), unless accelerated sooner pursuant to Section 8.02; provided, however, that the final principal repayment installment of the Term Loans B shall be repaid on the Maturity Date (whenever such date may occur) and in any event shall be in an amount equal to the aggregate Outstanding Amount of all Term Loans B outstanding on such date.

(c)Revolving Credit Loans.  The Borrower shall repay to the Administrative Agent for the account of the Revolving Credit Lenders on the Maturity Date of the Revolving Credit Facility the aggregate Outstanding Amount of all Revolving Credit Loans outstanding on such date.

2.07Interest.

(a)Subject to the provisions of Sections 2.07(b) and 2.14(c), (i) each LIBOR Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the LIBOR Rate for such Interest Period plus the Applicable Margin for LIBOR Rate Loans under such Facility and (ii) each Base Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin for Base Rate Loans under such Facility.

(b)(i) While any Event of Default under Section 8.01(a) or (f) is continuing, all outstanding Obligations shall bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)Upon notice by the Administrative Agent or the Required Lenders to the Borrower, while any Event of Default is continuing, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii)Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable promptly following demand.

(c)Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.08Fees.

(a)Commitment Fee.  The Borrower shall pay to the Administrative Agent, for the account of each Revolving Credit Lender in accordance with its Applicable Revolving Credit Percentage, a commitment fee equal to 0.50% per annum times the actual daily amount by which the Revolving Credit Facility exceeds the Consolidated Revolving Credit Outstandings.  The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period for the Revolving Credit Facility.

(b)Other Fees.  The Borrower shall pay to the Administrative Agent, for its own account or the account of the Lenders, as applicable, such other fees as may be set forth in the Fee Letter.

(c)Call Protection.  If any Repricing Event occurs on or prior to the date that is 12 months after the Closing Date, the Borrower agrees to pay to the Administrative Agent, for the ratable account of each Term B Lender holding Term Loans B that are subject to such Repricing Event (including any Term B Lender that is replaced pursuant to Section 10.13 as a result of its refusal to consent to an amendment giving rise to such Repricing Event), a fee in an amount equal to one percent (1.00%) of the aggregate principal amount of the Term Loans B subject to such Repricing Event. Such fees shall be earned, due and payable upon the date of the occurrence of the respective Repricing Event.

2.09Computation of Interest and Fees.  All computations of interest on Base Rate Loans (other than when calculated pursuant to clause (d) of the definition of Base Rate) shall be made on the basis of a 365/366-day year and actual number of days elapsed, and computations of all other fees and interest (including interest of Base Rate Loans when calculated pursuant to clause (d) of the definition of Base Rate) shall be made on the basis of a 360-day year and actual days elapsed.  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.11(a), bear interest for one day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.10Evidence of Debt.

(a)The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(b)Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

2.11Payments Generally; Administrative Agent’s Clawback.

(a)General.  All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 12:00 noon (Eastern Time) on the date specified herein.  The Administrative Agent will promptly distribute to each Lender its Applicable Percentage in respect of the relevant Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent after 12:00 noon (Eastern Time) shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected on computing interest or fees, as the case may be.

(b)(i) Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of LIBOR Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon (Eastern Time) on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)Payments by Borrower; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Appropriate Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 10.04(c) are several and not joint.  The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c).

(e)Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f)Insufficient Funds.  If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

2.12Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations in respect of any the Facilities due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations in respect of any of the Facilities owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Parties at such time) of payment on account of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations in respect of the Facilities then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:

(i)if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)the provisions of this Section shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to Holdings or any of its Subsidiaries (as to which the provisions of this Section shall apply).

2.13Defaulting Lenders.

(a)Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definitions of “Required Lenders”, “Required Revolving Lenders”, “Required Term A Lenders”, “Required Term B Lenders” and “Required Incremental Term Lenders” and Section 10.01.

(ii)Defaulting Lender Waterfall.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows:  first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default is continuing), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent (or requested by the L/C Issuer) and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans and Letters of Credit under this Agreement; fourth, to the payment of any amounts owing to the Lenders, as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default is continuing, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise as may be required under the Loan Documents in connection with any Lien conferred thereunder or directed by a court of competent jurisdiction; provided that if (1) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (2) such Loans were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Lenders (other than any Defaulting Lenders) on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Commitments hereunder.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)Commitment and Letter of Credit Fees.  No Defaulting Lender shall be entitled to receive any fee payable under Section 2.08(a) or any Letter of Credit fee pursuant to Section 2.03 for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to be paid to that Defaulting Lender).

(iv)Reallocation of Applicable Percentages to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages in respect of the Revolving Credit Facility (calculated without regard to such Defaulting Lender’s Revolving Credit Commitment) but only to the extent that (x) the conditions set forth in Section 4.02 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Credit Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)Cash Collateral. If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to them hereunder or under applicable Law, Cash Collateralize the L/C Issuer’s (or the L/C Substitute Issuer’s, as the case may be) Fronting Exposure.

(b)Defaulting Lender Cure.  If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.14Incremental Term Loans.

(a)The Borrower and any one or more Lenders (including New Lenders) may from time to time agree that such Lenders shall make new term loans (“Incremental Term Loans”) by executing and delivering to the Administrative Agent an Incremental Term Loan Activation Notice specifying (i) the aggregate amount of such Incremental Term Loans, (ii) the proposed Incremental Term Loan Closing Date, which shall be a Business Day, and (iii) the Incremental Term Loan Maturity Date and the Applicable Margin for such Incremental Term Loans, which shall comply with Section 2.14(c) below.  Notwithstanding the foregoing, without the consent of the Required Lenders, the aggregate original principal amount of all Incremental Term Loans after the Closing Date shall not exceed $30,000,000.  Each Term A Lender and Term B Lender shall have the right to participate in its pro rata share of any Incremental Term Loans (based on the aggregate amount of such Lenders’ Term Loans A and Term Loans B), but no Lender shall have any obligation to participate in any Incremental Term Loans unless it agrees to do so in its sole discretion.

(b)Any additional bank, financial institution or other entity which, with the consent of the Borrower and the Administrative Agent (which consent shall not be unreasonably withheld), elects to become a “Lender” under this Agreement in connection with any Incremental Term Loans shall execute a New Lender Supplement (each, a “New Lender Supplement”), substantially in the form of Exhibit E, whereupon such bank, financial institution or other entity (a “New Lender”) shall become a Lender for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Agreement.

(c)Notwithstanding anything to the contrary in this Agreement, each of the parties hereto hereby agrees that, on each Incremental Term Loan Closing Date, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Term Loans effected on such date.  Any such deemed amendment may be effected in writing by the Administrative Agent with the Borrower’s consent (not to be unreasonably withheld) and furnished to the other parties hereto.  Any Incremental Term Loans shall be on terms and pursuant to documentation to be determined; provided that:

(i)in the event that the weighted average life to maturity of such Incremental Term Loans is equal to or longer than the weighted average life to maturity of the Term Loans B (“Incremental Term Loans B”), and Pricing for such Incremental Term Loans B (A) is higher than Pricing for the Revolving Credit Facility, the Term A Facility or any other Incremental Term Loan Facility comprised of Incremental Term Loans A, in any case by more than 50 basis points, then the Applicable Margin for the Revolving Credit Facility, the Term A Facility or such other Incremental Term Loan Facility, as the case may be, shall be increased to the extent necessary so that Pricing for such Facility is equal to Pricing for such Incremental Term Loans B minus 50 basis points and (B) is higher than Pricing for the Term B Facility or any other Incremental Term Loan Facility comprised of Incremental Term Loans B, then the Applicable Margin for the Term B Facility or such other Incremental Term Loan Facility, as the case may be, shall be increased to the extent necessary so that Pricing for such Facility is equal to Pricing for such Incremental Term Loans B;

(ii)in the event that the weighted average life to maturity of such Incremental Term Loans is shorter than the weighted average life to maturity of the Term Loans B (“Incremental Term Loans A”), and Pricing for such Incremental Term Loans A (A) is higher than Pricing for the Revolving Credit Facility, the Term A Facility or any other Incremental Term Loan Facility comprised of Incremental Term Loans A, then the Applicable Margin for the Revolving Credit Facility, the Term A Facility or such other Incremental Term Loan Facility, as the case may be, shall be increased to the extent necessary so that Pricing for such Facility is equal to Pricing for such Incremental Term Loans A and (B) is higher than the rate that is 50 basis points lower than the Pricing for the Term B Facility or any other Incremental Term Loan Facility comprised of Incremental Term Loans B, then the Applicable Margin for the Term B Facility or such other Incremental Term Loan Facility, as the case may be, shall be increased to the extent necessary so that Pricing for such Facility is equal to Pricing for such Incremental Term Loans A plus 50 basis points;

(iii)the final maturity date of such Incremental Term Loans shall not be earlier (but may be later) than the Maturity Date, and the weighted average life to maturity of such Incremental Term Loans shall not be shorter (but may be longer) than the weighted average life to maturity of the Term Loans A; and

(iv)other than terms provided for in this Section 2.14, such other terms shall be reasonably satisfactory to the Administrative Agent.

(d)The Incremental Term Loans shall constitute Obligations and shall, ratably with the other outstanding Loans, (i) be secured by and entitled to the benefits of the Loan Documents and the Collateral and (ii) share on a ratable basis in any mandatory prepayments of Term Loans A (unless the Incremental Term Lenders with respect to such Incremental Term Loans agree to receive mandatory prepayments after mandatory prepayments of the Term Loans A).

(e)The proceeds of Incremental Term Loans shall only be used to finance Permitted Acquisitions and permitted Earnout Payments.  No Incremental Term Loans shall be effective unless (i) the Borrower shall have delivered to the Administrative Agent such legal opinions, board resolutions, secretary’s certificates, officer’s certificates and other documents as shall reasonably be requested by the Administrative Agent in connection therewith, and (ii) on the applicable Incremental Term Loan Closing Date, (A) no Default or Event of Default shall be continuing, and no Default or Event of Default would result from such Incremental Term Loans or from the application of the proceeds thereof, (B) the representations and warranties of each Loan Party contained in Article V or in any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (unless such representations and warranties are already qualified by materiality, in which case they shall be true and correct in all respects) on and as of such Incremental Term Loan Closing Date as if made on such date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in such respects as of such earlier date, and except that the representations and warranties contained in Sections 5.05(a) and (b) shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and (b), respectively, and (C)  immediately after giving effect to such

Incremental Term Loans and the consummation of the Permitted Acquisition or permitted Earnout Payment to be financed with the proceeds thereof, the Consolidated Total Net Leverage Ratio as of such Incremental Term Loan Closing Date, using Pro Forma Consolidated Adjusted EBITDA for the most recently completed Measurement Period for which financial statements are available or required to have been delivered under Section 6.01(a) or (b), shall not exceed the lesser of (x) the maximum level then permitted under Section 7.11(a) minus 0.25x and (y) 3.75 to 1.00.

Article III
TAXES, YIELD PROTECTION AND ILLEGALITY

3.01Taxes.

(a)Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.  (i) Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes.  If, however, applicable Laws require the Borrower or the Administrative Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined by the Borrower or the Administrative Agent, as the case may be, taking into account any information and documentation delivered pursuant to subsection (e) below.

(ii)If the Borrower shall be required to withhold or deduct any Taxes from any payment in respect of a Loan Document, then (A) the Borrower shall withhold or make such deductions as are determined by the Borrower to be required taking into account any information and documentation it has received pursuant to subsection (e) below, (B) the Borrower shall timely pay the full amount withheld or deducted to the relevant Governmental Authority, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction on account of Indemnified Taxes or Other Taxes been made.

(b)Payment of Other Taxes by the Borrower.  Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.

(c)Tax Indemnifications.  (i) Without limiting the provisions of subsection (a) or (b) above, the Borrower shall, and does hereby, indemnify the Administrative Agent and each Lender, and shall make payment in respect thereof within ten days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted by the Borrower or the Administrative Agent or paid by the Administrative Agent or such Lender, as the case may be, in respect of payments by Borrower under a Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of any such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(ii)Without limiting the provisions of subsection (a) or (b) above, each Lender shall, and does hereby, indemnify the Borrower and the Administrative Agent, and shall make payment in respect thereof within ten days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and reasonable expenses arising therefrom or with respect thereto and whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority) incurred by or asserted against the Borrower or the Administrative Agent by any Governmental Authority as a result of (A) the failure by such Lender to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender to the Borrower or the Administrative Agent pursuant to subsection (e) or (B) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.06 relating to the maintenance of a Participant Register.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).  The agreements in this clause (ii) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all other Obligations.

(d)Evidence of Payments.  Upon request by the Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by the Borrower or the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(e)Status of Lenders; Tax Documentation.  (i) Each Secured Party shall deliver to the Borrower and to the Administrative Agent, at the time or times prescribed by applicable Laws or when reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction as will permit payments to be made without withholding or at a reduced rate of withholding and such other reasonably requested information as will permit the Borrower or the Administrative Agent, as the case may be, to determine (A) whether or not payments made hereunder or under any other Loan Document are subject to Taxes or information reporting, (B) if applicable, the required rate of withholding or deduction, and (C) such Secured Party’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Secured Party by the Borrower pursuant to this Agreement or otherwise to establish such Secured Party’s status for withholding tax purposes in the applicable jurisdiction.

(ii)Without limiting the generality of the foregoing, if the Borrower is a resident for tax purposes in the United States,

(A)any Secured Party that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent, on or prior to the date on which such Secured Party becomes a Secured Party under any Loan Document (or from time to time thereafter upon reasonable request by the Borrower or Administrative Agent), executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by the Borrower or the Administrative Agent certifying that such Lender is exempt from U.S. federal backup withholding taxes; and

(B)each Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(I)executed originals of Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E, as applicable, claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(II)executed originals of Internal Revenue Service Form W-8ECI,

(III)to the extent a Foreign Lender is not the beneficial owner, executed originals of Internal Revenue Service Form W-8IMY and all required supporting documentation (including Internal Revenue Service Forms W-8ECI, W-8BEN, W-8BEN-E, and/or W-9, and any certificate described in (IV), if applicable) establishing entitlement to an exemption from or reduction in the rate of withholding Tax,

(IV)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) executed originals of  Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E, as applicable, or

(V)executed originals of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States federal withholding tax together with such supplementary documentation as may be prescribed by applicable Laws to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(C)if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such

Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (C), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii)Each Secured Party shall promptly (A) update any form or certification that becomes expired or obsolete or inaccurate in any respect, (B) notify the Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (C) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Secured Party, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that the Borrower or the Administrative Agent make any withholding or deduction for Taxes from amounts payable to such Secured Party.

(f)Treatment of Certain Refunds.  Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender.  If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses incurred by the Administrative Agent or such Lender, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority.  This subsection shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.

(g)Definitions.  For purposes of this Section 3.01, the term “Lenders” shall be deemed to include the L/C Issuer and the term “applicable law” includes FATCA.

3.02Illegality.  If any Lender reasonably determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund LIBOR Rate Loans, or to determine or charge interest rates based upon the LIBOR Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue LIBOR Rate Loans or to convert Base Rate Loans to LIBOR Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all LIBOR Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBOR Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Rate Loans.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03Inability to Determine Rates.  If the Required Lenders reasonably determine that for any reason in connection with any request for a LIBOR Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such LIBOR Rate Loan, (b) adequate and reasonable means do not exist for determining the LIBOR Rate for any requested Interest Period with respect to a proposed LIBOR Rate Loan, or (c) the LIBOR Rate for any requested Interest Period with respect to a proposed LIBOR Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender.  Thereafter, the obligation of the Lenders to make or maintain LIBOR Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of LIBOR Rate Loans or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans in the amount specified therein.

3.04Increased Costs; Reserves on LIBOR Rate Loans.

(a)Increased Costs Generally.  If any Change in Law, other than a Change in Law relating to Taxes, shall:

(i)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e)); or

(ii)impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or LIBOR Rate Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any LIBOR Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender, or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)Capital Requirements.  If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitment of such Lender or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)Certificates for Reimbursement.  A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay such Lender, as the case may be, the amount shown as due on any such certificate within ten days after receipt thereof.

(d)Delay in Requests.  Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)Reserves on LIBOR Rate Loans.  The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each LIBOR Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least ten days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender.  If a Lender fails to give notice ten days prior to the relevant Interest Payment Date, such additional interest shall be due and payable ten days from receipt of such notice.

3.05Compensation for Losses.  Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c)any assignment of a LIBOR Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.  The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each LIBOR Rate Loan made by it at the LIBOR Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such LIBOR Rate Loan was in fact so funded.

3.06Mitigation Obligations; Replacement of Lenders.

(a)Designation of a Different Lending Office.  If any Lender requests compensation under Section 3.04, or the Borrower is required to indemnify a Lender or to pay any Indemnified Taxes or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then, at the request of the Borrower, such Lender shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender, as the case may be.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any Indemnified Taxes or amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrowers may replace such Lender in accordance with Section 10.13.

3.07Survival.  All of the parties’ obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.

Article IV
CONDITIONS PRECEDENT TO Credit Extensions

4.01Conditions of Initial Credit Extension.  The obligation of each Lender to make its initial Credit Extension hereunder is subject to satisfaction (or waiver in accordance with Section 10.01) of the following conditions precedent:

(a)Loan Documents.  The Administrative Agent’s receipt of the following (except to the extent permitted under the Post-Closing Letter to be delivered after the Closing Date), each of which shall be pdf or telecopies unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Administrative Agent and each of the Lenders:

(i)counterparts of this Agreement and the Fee Letter;

(ii)a Note in favor of each Lender requesting a Note;

(iii)counterparts of a Guaranty from each Loan Party (other than the Borrower);

(iv)counterparts of the Security Agreement and the Pledge Agreement, together with:

(A)certificates representing the Pledged Stock (to the extent such Pledged Stock is certificated), accompanied by undated stock powers executed in blank and instruments evidencing any pledged debt instruments indorsed in blank,

(B)evidence that proper financing statements have been filed under the Uniform Commercial Code of all jurisdictions that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the Security Agreement, covering the Collateral described in the Security Agreement,

(C)copies of all documents for all other actions, recordings and filings of or with respect to the Security Agreement that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created thereby to be made substantially concurrently with the initial Credit Extension, and

(D)evidence that all other action that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the Security Agreement has been taken (including receipt of duly executed payoff and Lien release documentation with respect to the Existing Senior Notes and any other existing Indebtedness of any Loan Party being repaid on or prior to the Closing Date, filing of UCC-3 termination statements with respect thereto, and termination of any deposit account control agreements, landlords’ and bailees’ waiver and consent agreements with respect thereto);

(v)counterparts of the Patent Security Agreement, the Trademark Security Agreement and the Copyright Security Agreement, together with evidence that all action that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created thereunder has been taken, or shall be taken on the Closing Date;

(vi)counterparts of the Management Fee Subordination Agreement;

(vii)such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party, and if such Loan Party is a limited partnership or limited liability company, of the general partner or managing member, as the case may be, of such Loan Party, as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party;

(viii)such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(ix)a favorable opinion of Lowenstein Sandler LLP, counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, as to such matters concerning the Loan Parties and the Loan Documents, and in form and substance, reasonably satisfactory to the Administrative Agent;

(x)A perfection certificate from the Loan Parties, executed by a Responsible Officer of the Borrower, in form and substance reasonably satisfactory to the Administrative Agent;

(xi)a certificate signed by a Responsible Officer of the Borrower (I) certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied and (B) that since December 31, 2014, there has been no material adverse change in, or a material adverse effect upon, the operations, business, properties, assets, liabilities (actual or contingent) or financial condition of Holdings or any of its Subsidiaries (other than VLC), and (II) evidencing that on the Closing Date, after giving pro forma effect to the transactions occurring on the Closing Date, the Consolidated Total Net Leverage Ratio as of such date, with respect to the fiscal month ended October 31, 2015, is less than or equal to 3.75 to 1.00;

(xii)a certificate attesting to the Solvency of the Borrower (individually) and the Loan Parties (taken as a whole), after giving pro forma effect to the transactions contemplated on the Closing Date, from a Responsible Officer of the Borrower; and

(xiii)subject to Section 6.07(b), evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect, together with the certificates of such insurance, naming the Administrative Agent, on behalf of the Lenders, as an additional insured or lenders’ loss payee, as the case may be, under all insurance policies maintained with respect to the assets and properties of the Loan Parties that constitutes Collateral.

(b)Fees.  All fees required to be paid to the Administrative Agent and to the Lenders on or before the Closing Date, including those set forth in the Fee Letter, shall have been paid.

(c)Expenses.  The Borrower shall have paid all fees, charges and disbursements of counsel to the Administrative Agent and to the Lenders (directly to such counsel if requested by the Administrative Agent or the applicable Lender) to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent and/or the Lenders).

(d)Committed Loan Notice.  The Administrative Agent shall have received a Committed Loan Notice with respect to the Loans to be advanced on the Closing Date.  The aggregate amount of Revolving Credit Loans requested thereunder shall not exceed $5,000,000.

(e)Diligence; Approval.  The Lenders shall have completed all business, financial, tax and legal due diligence with respect to the Loan Parties, and the results thereof shall be satisfactory to the Administrative Agent and the Lenders including all documentation required to perform KYC searches and comply with other necessary regulatory guidelines.  Webster Bank shall have obtained all necessary internal approvals to enter into this Agreement as Administrative Agent, Lender and L/C Issuer.

(f)Consents.  The Administrative Agent shall have received evidence that all boards of directors, governmental shareholder and material third party consents and approvals necessary in connection with the entering into of this Agreement have been obtained.

(g)Financial Statements.  The Administrative Agent and the Lenders shall have received copies of the financial statements referred to in Section 5.05, each in form and substance satisfactory to each of them.

(h)No Material Adverse Effect.  Since December 31, 2014, there shall have been no material adverse change in, or a material adverse effect upon, the operations, performance, business,

properties, assets, liabilities (actual or contingent), condition (financial or otherwise) or prospects of Holdings or any of its Subsidiaries.

(i)No Other Liens. Agent and the Lenders shall have received copies of UCC, tax, litigation, judgment and bankruptcy searches with respect to the Loan Parties, and other evidence reasonably satisfactory to the Administrative Agent that the Liens securing the Obligations are the only Liens upon the assets of the Loan Parties, subject only to Permitted Liens.

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02Conditions to all Credit Extensions.  The obligation of each Lender to make any Credit Extension hereunder is subject to the following conditions precedent:

(a)The representations and warranties of each Loan Party contained in Article V or in any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (unless such representations and warranties are already qualified by materiality, in which case they shall be true and correct in all respects) on and as of the date of such Credit Extension as if made on such date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all such respects as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in Sections 5.05(a) and (b) shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and (b), respectively.

(b)No Default or Event of Default shall be continuing, and no Default or Event of Default would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c)The Administrative Agent shall have received a Committed Loan Notice and/or an L/C Application in accordance with the requirements hereof.

Each Committed Loan Notice (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of LIBOR Rate Loans) and L/C Application submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a), (b), and (c) have been satisfied on and as of the date of the applicable Credit Extension.

Article V
REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and the Lenders that:

5.01Existence, Qualification and Power.  Each of the Consolidated Companies (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, permits, authorizations, consents and approvals to (i) own or lease its assets and carry on its business, except where the failure to do so could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, and (ii) in the case of a Loan Party, execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, except where the failure to do so could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

5.02Authorization; No Contravention.  The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict in any material respect with, or result in any material breach or contravention of, or the creation of any Lien (other than in connection with the Loan Documents) under, or require any payment to be made under any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject, or any other document evidencing a material Contractual Obligation to which such Person is party; or (c) violate in any material respect any Law applicable to such Loan Party or its properties.

5.03Governmental Authorization; Other Consents.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, or (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents.

5.04Binding Effect.  This Agreement has been, and each other Loan Document, when delivered, will have been, duly executed and delivered by each Loan Party that is party thereto.  This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms except as enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium or similar laws affecting the enforcement of creditor’s rights, generally and by general principles of equity (regardless of whether enforcement is considered in a proceeding in law or equity).

5.05Financial Statements; No Material Adverse Effect.

(a)Annual Financial Statements.  The audited Consolidated balance sheet of Holdings and its Subsidiaries for the fiscal year ending December 31, 2014, and the related Consolidated statements of income and cash flows for the fiscal quarter ended on that date, fairly present the financial condition of Holdings and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby and were prepared in accordance with GAAP.

(b)Quarterly Financial Statements.  The unaudited Consolidated balance sheet of Holdings and its Subsidiaries dated September 30, 2015, and the related Consolidated statements of income and cash flows for the fiscal quarter ended on that date, fairly present the financial condition of Holdings and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby and were prepared in accordance with GAAP (subject to the absence of footnotes and to normal year-end audit adjustments).

(c)Material Adverse Effect.  From the date of the financial statements referred to in Section 5.05(a), there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d)Forecasted Financials.  The Consolidated forecasted balance sheet and statements of income and cash flows of Holdings and its Subsidiaries delivered pursuant to Section 4.01 (giving pro forma effect to the transactions occurring on the Closing Date) are based on good faith estimates and assumptions made by the management of the Borrower which as of the Closing Date management believes are reasonable; provided that such forecasts are not to be viewed as facts and that actual results during the period or periods covered by such forecasts may differ from such forecasts and that the differences may be material.

5.06Litigation.  There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of Holdings or the Borrower after due investigation, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority (including the SEC), against any of the Consolidated Companies or against any of their properties or revenues that (a) purport to enjoin or pertain to this Agreement or any other Loan Document or (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

5.07Ownership of Property; Liens; Investments.

(a)The Consolidated Companies have good and, in the case of real property, marketable title to, or valid leasehold interests in, all of their real and personal property, except for such defects in title that do not interfere with the ability to conduct their business as currently conducted or to utilize such properties for their intended purposes.

(b)The property of the Consolidated Companies is subject to no Liens, other than Permitted Liens.

(c)As of the Closing Date, the Consolidated Companies own no real property.

(d)(i) Schedule 5.07(d) sets forth, as of the Closing Date, a complete and accurate list of all leases of real property under which any of the Consolidated Companies is the lessee, showing as of the date hereof the street address, county or other relevant jurisdiction, state, lessor and lessee.

(ii)There are no leases of real property under which any of the Consolidated Companies is the lessor.

(e)Schedule 5.07(e) sets forth a complete and accurate list of all Investments held by any Loan Party or any Subsidiary of a Loan Party on the date hereof, other than Acquisitions and Investments held by one Loan Party in another Loan Party, showing as of the date hereof the amount, obligor or issuer and maturity, if any, thereof.

5.08Environmental Compliance.  The Consolidated Companies conduct in the ordinary course of business such review as is reasonable in light of the nature of their respective assets and operations of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof, the Borrower has reasonably concluded that such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.09Insurance.  The properties of the Consolidated Companies are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts after giving effect to any self-insurance compatible with the foregoing standards, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Consolidated Company operates.

5.10Taxes.  The Consolidated Companies have filed all federal and state income and all other material tax returns and reports required to be filed, and have paid all material amounts of federal, state and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets which are due and payable, except those which are being properly contested in good faith by appropriate proceedings being diligently conducted, for which adequate reserves have been provided in accordance with GAAP.  There is no proposed tax assessment against any of the Consolidated Companies that could, if made, reasonably be expected to have a Material Adverse Effect.

5.11ERISA Compliance.

(a)Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or state laws.  The Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or is the subject of a favorable opinion letter, or an application for such a letter is pending, and to the knowledge of Holdings or the Borrower, nothing has occurred which would be reasonably likely to result in the revocation of such a letter or prevent such a letter from being issued.  No application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b)There are no pending or, to the knowledge of Holdings or the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility requirements of ERISA with respect to any Plan that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c)Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) no ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

5.12Subsidiaries; Equity Interests; Loan Parties.  As of the Closing Date, Holdings has no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.12, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by a Loan Party in the amounts specified on Part (a) of Schedule 5.12 free and clear of all Liens except those created under the Collateral Documents.  The Loan Parties have no equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.12.

5.13Margin Regulations; Investment Company Act.

(a)The Borrower is not engaged and will not engage, principally or as one of their important activities, in the business of purchasing or carrying margin stock (within the meaning of

Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b)Neither the Borrower, nor any Person Controlling the Borrower, nor any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.14Disclosure.  The Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which the Borrower or any of the Borrower’s Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  No report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact (known to the Borrower, in the case of any document not furnished by it) necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared based on good faith estimates and assumptions made by the management of the Borrower which as of the date of delivery thereof management believes are reasonable; provided further that such forecasts are not to be viewed as facts and that actual results during the period or periods covered by such forecasts may differ from such forecasts and that the differences may be material.

5.15Compliance with Laws.  Each Loan Party and each Subsidiary thereof is in compliance with the requirements of all Laws and all orders, writs, injunctions and decrees in each case applicable to it or to its properties, except (i) in such instances in which such requirement of Law or order, writ, injunction or decree is being properly contested in good faith by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained in accordance with GAAP on the books of the applicable Person or (ii) in such instances in which such non-compliance could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

5.16Solvency.  The Borrower (individually) is, and the Loan Parties (taken as a whole) are, Solvent.

5.17Intellectual Property; Licenses, Etc.  The Consolidated Companies own, or possess the right to use, all of the Trademarks, trade names, Copyrights, Patents, Patent rights, licenses and other Intellectual Property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without material conflict with the rights of any other Person.  To the knowledge of Holdings or the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrower or any Subsidiary infringes upon any rights held by any other Person.  No claim or litigation regarding any of the foregoing is pending or, to the knowledge of Holdings or the Borrower, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.18Sanctions and Anti-Corruption Laws.  The Consolidated Companies have implemented and maintain in effect policies and procedures designed to ensure compliance by the Consolidated Companies and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions. The Consolidated Companies and their respective directors, officers and employees and, to the knowledge of Holdings or the Borrower, agents, are in compliance with Anti-Corruption Laws and applicable Sanctions.  None of (a) the Consolidated Companies or any of their respective directors, officers or employees, or (b) to the knowledge of Holdings or the Borrower, any agent of the Consolidated Companies that will act in any capacity in connection with or benefit from the Facilities, is a Sanctioned Person.  Neither any Credit Extension nor any use of the proceeds thereof will violate Anti-Corruption Laws or applicable Sanctions.

5.19No Defaults.  No event or circumstance has occurred or exists that constitutes a Default or Event of Default.

Article VI
AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (excluding any contingent indemnity and reimbursement obligations which survive termination of the Loan Documents and in respect of which no claim has been made), Holdings and the Borrower shall, and shall cause each of their respective Subsidiaries that is a Consolidated Company to:

6.01Financial Statements. Deliver to the Administrative Agent for the benefit of the Lenders, in form consistent with past practice or otherwise satisfactory to the Administrative Agent and the Required Lenders:

(a)as soon as available, but in any event within 90 days after the end of each fiscal year of Holdings, Consolidated balance sheets of Holdings and its Subsidiaries as at the end of such fiscal year, and the related Consolidated statements of income or operations, changes in shareholders’ equity, and cash flows for such fiscal year (in each case accompanied by financial statements identifying the assets, liabilities, income and cash flows of VLC), setting forth in each case in comparative form the figures for the previous fiscal year, and information relating to material business lines (i.e., Learning A-Z, ExploreLearning, and Voyager Sopris Learning)  all in reasonable detail and prepared in accordance with GAAP, such Consolidated statements to be audited and accompanied by a report and opinion of an independent registered public accounting firm of nationally recognized standing or otherwise reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (except for any qualification with respect to Obligations being considered current debt in their last year of maturity);

(b)as soon as available, but in any event within 45 days after the end of each fiscal quarter (excluding the fourth fiscal quarter of each fiscal year which is subject to Section 6.01(a)) of each fiscal year of Holdings, Consolidated balance sheets of Holdings and its Subsidiaries as at the end of such fiscal quarter, and the related Consolidated statements of income or operations, changes in shareholders’ equity, and cash flows for such fiscal quarter and for the portion of Holdings’ fiscal year then ended (in each case accompanied by financial statements identifying the assets, liabilities, income and cash flows of VLC), setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year, the corresponding portion of the previous fiscal year and information relating to material business lines, all in reasonable detail, such statements to contain management’s discussion and analysis thereof and, either through inclusion in the Form 10-Q of the Certification Pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 or separately, be certified by the chief executive officer and chief financial officer of Holdings as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of Holdings and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes, together with notification of any material change in accounting policies or financial reporting practices by any of the Consolidated Companies.  Additionally, as soon as available, but in any event within 60 days after the end of each fiscal quarter (excluding the fourth fiscal quarter of each fiscal year which is subject to Section 6.01(a)) comparisons of the quarter results compared to the operating budget delivered pursuant to Section 6.01(c); and

(c)as soon as available, but in any event no later than 30 days after the commencement of each fiscal year of Holdings, an annual business plan and operating budget (set forth on a monthly basis) of the Consolidated Companies for such fiscal year, such business plan and operating budget to show the Consolidated Companies’ consolidated revenues, expenses and balance sheet on a monthly basis, include a summary of all assumptions made in preparing such business plan and operating budget, and otherwise be in form and detail reasonably satisfactory to the Administrative Agent.

As to any information contained in materials furnished pursuant to Section 6.02(c), the Borrower shall not be separately required to furnish such information under Section 6.01(a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in Sections 6.01(a) and (b) above at the times specified therein.

6.02Certificates; Other Information.  Deliver to the Administrative Agent for the benefit of the Lenders, in form satisfactory to the Administrative Agent and the Required Lenders and with such supporting detail as the Administrative Agent may reasonably request:

(a)concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower (which Compliance Certificate shall identify all new United States federal patent applications and grants, trademark applications and registrations, and copyright applications and registrations in which any Loan Party has an ownership interest, as required under Section 4(b) of the Security Agreement);

(b)promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of any Loan Party by independent accountants in connection with the accounts or books of any Loan Party or any of its Subsidiaries, or any audit of any of them;

(c)promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication (excluding tax returns) sent to the shareholders of Holdings, and copies of all annual, regular, periodic and special reports and registration statements which Holdings may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(d)promptly after the furnishing thereof, copies of any financial statement or report furnished to any holder of debt securities of any Loan Party or of any of its Subsidiaries pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02;

(e)if requested by the Administrative Agent, a report summarizing the insurance coverage (specifying type, amount and carrier) in effect for the Consolidated Companies and containing such additional insurance information as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably specify;

(f)promptly, and in any event within ten days after receipt thereof by any of the Consolidated Companies, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation;

(g)no later than August 31 of each year, commencing August 31, 2017, an Excess Cash Flow Certificate calculating Excess Cash Flow for the prior fiscal year and the resulting mandatory prepayment (if any) due and payable under Section 2.04(b)(iii); and

(h)promptly, such additional information regarding the business, financial, legal or corporate affairs of any of the Consolidated Companies, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that:  (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  Notwithstanding anything contained herein, in every instance the Borrower shall be required upon request of the Administrative Agent to provide paper copies of the Compliance Certificates required by Section 6.02(a) to the Administrative Agent.  Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

6.03Notices.  Promptly, but in any event within three Business Days (unless otherwise specified below), notify the Administrative Agent for the benefit of the Lenders:

(a)of the occurrence of any Default or Event of Default;

(b)of any matter that has resulted or could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect;

(c)of the occurrence of any ERISA Event which would reasonably be expected to result in a liability to the Borrower or any ERISA Affiliate in excess of the Threshold Amount;

(d)[reserved]

(e)of the (i) occurrence of any Disposition or casualty event for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.04(b)(i), or (ii) incurrence or issuance of any Indebtedness for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.04(b)(ii), and such notice of the incurrence or issuance of Indebtedness shall be delivered within one Business Day of the occurrence of such event;

(f)of the receipt of any material notice under the operative documents executed in connection with any Permitted Acquisition alleging any default by, or demanding indemnification or other payment of any kind or nature from any Loan Party, including any payments expressly contemplated by such documents, in an aggregate amount in excess of the Threshold Amount;

(g)of the occurrence of any default or receipt of any notice of default under or in respect of any Indebtedness having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount; or

(h)of any material litigation, arbitration or governmental investigation or proceeding not previously disclosed to the Administrative Agent that has been instituted or, to the knowledge of Holdings or the Borrower, is threatened in writing against any of the Consolidated Companies or any of their respective properties.

Each notice pursuant to Section 6.03 (other than Section 6.03(e) or (f)) shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and propose to take with respect thereto.  Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04Payment of Obligations.  Pay and discharge, as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, (b) all lawful claims (including claims of landlords, warehousemen, customs brokers, freight forwarders, consolidators and carriers) which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness, except, in each case, where (i) the validity or amount thereof is being properly contested in good faith by appropriate proceedings diligently conducted, (ii) such Consolidated Company has set aside on its books adequate reserves with respect thereto in accordance with GAAP, and (iii) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation.

6.05Preservation of Existence, Etc.  (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; (b) take all reasonable action to maintain all material rights, privileges, permits, licenses and franchises necessary in the normal conduct of its business; and (c) preserve or renew all of its material registered patents, trademarks, trade names and service marks.

6.06Maintenance of Properties.  Except as permitted under Section 7.5, (a) maintain and preserve all of its material properties and equipment necessary in the operation of its business in the ordinary course in good working order and condition, ordinary wear and tear and casualty excepted; (b) make all necessary repairs thereto and renewals and replacements thereof; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

6.07Maintenance of Insurance.

(a)Maintenance of Insurance.  Maintain with financially sound and reputable insurance companies not Affiliates of the Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance compatible with the following standards) as are customarily carried under similar circumstances by such other Persons, including business interruption insurance in an amount acceptable to the Administrative Agent.

(b)Interests.  Cause the Administrative Agent to be named as lenders’ loss payable (where available), loss payee (where lenders’ loss payable is not available) or mortgagee, as its interest may appear, and/or additional insured with respect of any such insurance providing liability coverage or coverage in respect of any Collateral, and cause each provider of any such insurance to agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Administrative Agent that it will give the Administrative Agent 30 days’ prior written notice before any such policy or policies shall be altered or cancelled (or ten days prior notice in the case of cancellation due to the nonpayment of premiums).  In addition, the Loan Parties shall cause to be executed and delivered to the Administrative Agent an assignment of proceeds of their business interruption insurance policies.  Annually, if so requested by the Administrative Agent, the Loan Parties shall provide, or cause to be provided, to the Administrative Agent (i) certified copies of such insurance policies, (ii) evidence of such insurance policies (including, as applicable, ACORD Form 28 certificates (or such other form of insurance certificate as shall be reasonably acceptable to the Administrative Agent), and ACORD Form 25 certificates (or such other form of insurance certificate as shall be reasonably acceptable to the Administrative Agent)), (iii) declaration pages for each insurance policy and (iv) lender’s loss payable endorsement if the Administrative Agent for the benefit of the Secured Parties is not on the declarations page for such policy.

6.08Compliance with Laws and Material Contractual Obligations.  (a) Comply with the requirements of all Laws and all orders, writs, injunctions and decrees in each case applicable to it or to its business or property, except (i) in such instances in which such requirement of Law or order, writ, injunction or decree is being properly contested in good faith by appropriate proceedings diligently conducted if adequate reserves with respect thereto are maintained in accordance with GAAP on the books of the applicable Person or (ii) in such instances in which the failure to do so, either individually or in the aggregate, could not be reasonably be expected to result in a Material Adverse Effect; (b) maintain all licenses, permits, and other authorizations necessary to operate the Borrower’s Business except (i) in connection with any Dispositions expressly permitted hereunder or (ii) in such instances in which the failure to do so, either individually or in the aggregate, could not be reasonably be expected to result in a Material Adverse Effect; and (c) perform and observe all the terms and provisions of each material Contractual Obligation to be performed or observed by it, maintain each such material Contractual Obligation in full force and effect, enforce each such material Contractual Obligation in accordance with its terms, except in such instances in which the failure to do so, either individually or in the aggregate, could not be reasonably be expected to result in a Material Adverse Effect.

6.09Books and Records.  (a) Maintain proper books of record and account, in which materially full, true and complete entries shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Subsidiary, as the case may be.

6.10Inspection Rights.  Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that so long as no Event of Default has occurred and is continuing such inspections at the expense of the Borrower shall be limited to once per year; and further provided however, that when an Event of Default is continuing the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

6.11Use of Proceeds.  Use the proceeds of (a) the Credit Extensions (other than Incremental Term Loans) solely (i) to pay fees and expenses incurred in connection with this Agreement, (ii) for Permitted Acquisitions, and (iii) for working capital and for general corporate purposes (including the satisfaction and discharge of the Existing Senior Notes on the Closing Date in accordance with the indenture governing the terms thereof), and (b) the Incremental Term Loans solely to finance Permitted Acquisitions and permitted Earnout Payments, in each case under the foregoing clauses (a) and (b) not in contravention of any Law or of any Loan Document.

6.12Covenant to Guarantee Obligations and Give Security.

(a)Notify the Administrative Agent at the time that any Person becomes a Subsidiary (other than an Excluded Subsidiary) and promptly thereafter (and in any event within 30 days or such longer period as the Administrative Agent may agree to in its sole discretion in writing), (i) cause such Person to become a Guarantor (or, if requested by the Administrative Agent or the Required Lenders, a co-borrower) by executing and delivering to the Administrative Agent a counterpart of the Guaranty, joinders to the applicable Loan Documents, or such other documents as the Administrative Agent shall deem appropriate for such purpose, pursuant to which such Person shall unconditionally guarantee (or become a joint and several co-obligor on) the Obligations, (ii) cause such Person to grant to the Administrative Agent (for the benefit of the Secured Parties) a Lien upon any and all assets and rights and interests in or to property of such Person, whether real (subject to subsection (c) below) or personal, tangible or intangible by executing such documents as the Administrative Agent shall deem appropriate for such purpose in accordance with the Collateral Documents, and (iii) deliver, and cause all other applicable Persons to deliver, to the Administrative Agent documents of the types referred to in clauses (iv), (v), (vii), (viii), (x) and (xiii) of Section 4.01(a) and, if requested by the Administrative Agent, favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in this Section 6.12(a)), all in form, content and scope reasonably satisfactory to the Administrative Agent.  For the avoidance of doubt, no Excluded Subsidiary shall be subject to the requirements of this Section 6.12(a).

(b)Notwithstanding anything herein to the contrary, no Loan Party shall be required to pledge Equity Interests of any Excluded Subsidiary, to the extent such Equity Interests carry more than 65% of the total combined voting power of any “first-tier” Excluded Subsidiary (as determined for purposes of Treasury Regulations Section 1.956-2(c)) unless such Excluded Subsidiary has guaranteed Indebtedness of the Borrower or any of its Domestic Subsidiaries or pledged any of its assets or suffered a pledge of a greater percentage of its Equity Interests to secure Indebtedness of the Borrower or any of its Domestic Subsidiaries.

(c)If any Loan Party acquires a fee ownership interest in any real property with a fair market value in excess of the Threshold Amount after the Closing Date, immediately notify the Administrative Agent thereof and, upon the request of the Administrative Agent, promptly (and in any event within 60 days after such request (or such longer time period as the Administrative Agent may otherwise agree in writing)) provide, or cause the applicable Loan Party to provide, a mortgage, deed of trust or similar instrument and such Mortgage Support Documents as the Administrative Agent may reasonably request to cause such real property to be subject at all times to a first-priority, perfected Lien (subject only to Permitted Liens) in favor of the Administrative Agent (for the benefit of the Secured Parties).

(d)At any time upon request of the Administrative Agent, promptly execute and deliver any and all further instruments and documents and take all such other action as the Administrative Agent may deem necessary or desirable in obtaining the full benefits of, or (as applicable) in perfecting and preserving the Liens of, such guaranties, Security Agreement Supplements, any intellectual property security agreements or supplements thereto and other security and pledge agreements.

6.13Compliance with Environmental Laws.  Comply, and cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew all Environmental Permits necessary for its operations and properties; and, to the extent required by applicable Law, conduct any sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws; provided, however, that none of the Consolidated Companies shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

6.14Further Assurances.  Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable Law, subject any Loan Party’s or any of its Subsidiaries’ (other than Excluded Subsidiaries) properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries (other than Excluded Subsidiaries) is or is to be a party, and cause each of its Subsidiaries (other than Excluded Subsidiaries) to do so.

6.15Interest Rate Contracts.  Within 90 days after the Closing Date with respect to the Term Loans A and Term Loans B, and within 90 days after the applicable Incremental Term Loan Closing Date with respect to any Incremental Term Loans, enter into and maintain interest rate Swap Contracts with Webster Bank (or another institution reasonably satisfactory to the Administrative Agent), on rates and other terms reasonably satisfactory to the Administrative Agent, covering a notional amount of not less than 50% of the Term Loans A and Term Loans B, or the Incremental Term Loans, as the case may be, and providing for an initial term of no less than three (3) years.

6.16Revolver Clean-Down Period.  Cause the sum of (a) the Outstanding Amount of all Revolving Credit Loans plus (b) all Unreimbursed Amounts (including, without duplication, all L/C Borrowings) to be less than or equal to $5,000,000 for a period of at least 30 consecutive days between October 1 and December 31 of each fiscal year, commencing with fiscal year 2016.

6.17Sanctions and Anti-Corruption Laws.  Maintain in effect and enforce policies and procedures designed to ensure compliance by the Consolidated Companies and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

Article VII
NEGATIVE COVENANTS

So long as any Lender shall have a Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (excluding any contingent indemnity and reimbursement obligations which survive termination of the Loan Documents and in respect of which no claim has been made), Holdings and the Borrower shall not, nor shall they permit any of their respective Subsidiaries that are Consolidated Companies to, directly or indirectly:

7.01Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, or assign any accounts or other right to receive income, including in any Excluded Collateral (as such term is defined in the Security Agreement), other than the following (“Permitted Liens”):

(a)Liens created pursuant to any Loan Document;

(b)Liens existing on the date hereof and listed on Schedule 7.01, including any renewals or extensions thereof; provided, that (i) the property covered thereby is not changed (other than releases thereof), (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 7.02(b), (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of any Indebtedness secured or benefited thereby is permitted by Section 7.02(b);

(c)Liens for Taxes, assessments or governmental charges or levies not yet due or which are being properly contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d)landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising as a matter of Law in the ordinary course of business which are not overdue for a period of more than 60 days or which are being properly contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(e)Liens arising as a matter of law or pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f)deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g)easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h)Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h) or securing appeal or other surety bonds related to such judgments;

(i)Liens securing Indebtedness permitted under Section 7.02(c), provided that (i) such Liens do not at any time encumber any property other than the property financed by such

Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of the acquisition;

(j)Liens solely on any cash earnest money deposits made by any of the Consolidated Companies in connection with any letter of intent or purchase agreement that is not prohibited by any Loan Document; provided, that (i) the aggregate amount of such deposits shall not at any time exceed $2,000,000 unless otherwise agreed to by the Required Lenders and (ii) any such deposits shall be made solely in connection with Permitted Acquisitions;

(k)purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(l)Liens in favor of customs and revenue authorities arising as a matter of Law to secure payment of customs duties in connection with the importation of goods;

(m)any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property;

(n)Liens consisting of non-exclusive licenses of IP Rights in the ordinary course of business and substantially consistent with past practice;

(o)normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions;

(p)Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;

(q)Liens on insurance premium refunds and insurance proceeds granted in favor of insurance companies (or their financing affiliates) in connection with the financing of insurance premiums;

(r)Liens consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.05 solely to the extent such Disposition would have been permitted on the date of the creation of such Lien;

(s)Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Subsidiary, and any modification, replacements or renewals thereof; provided that (i) such Lien was not created in contemplation of such acquisition, (ii) such Lien does not extend to or cover any other property (other than the proceeds or products thereof) and (iii) any Indebtedness secured thereby is permitted under Section 7.02;

(t)any interest or title of a lessor, licensor or sublessor under any lease, license or sublease entered into by the Borrower or any Subsidiary thereof in the ordinary course of business and covering only the assets so leased, licensed or subleased;

(u)pledges or deposits of cash or Cash Equivalent collateral to secure Indebtedness outstanding under the Existing Travel Cards, to the extent such Indebtedness is permitted under Section 7.02(n); provided, that the aggregate amount of such pledges or deposits shall not exceed $1,000,000 at any time;

(v)certificates of deposit maintained with the issuers of the Existing Letters of Credit to secure Indebtedness in respect of such letters of credit, to the extent such Indebtedness is permitted under Section 7.02(o) and for so long as such Indebtedness remains outstanding; provided, that the aggregate amount of such certificates of deposit shall not exceed $1,000,000 at any time; and

(w)Liens arising out of conditional sale, title, retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business in accordance with past practices.

7.02Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness, except:

(a)Indebtedness under the Loan Documents, any Secured Cash Management Agreements and any Secured Hedge Agreements;

(b)Indebtedness outstanding on the date hereof and listed on Schedule 7.02, and any refinancings, refundings, renewals or extensions thereof; provided that (i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder plus any accrued but unpaid interest thereon and (ii) the direct or any contingent obligor with respect thereto is not changed as a result of or in connection with such refinancing, refunding, renewal or extension;

(c)Indebtedness in respect of Capitalized Leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(i); provided, that the aggregate principal amount of all such Indebtedness shall not exceed $5,000,000 at any time outstanding;

(d)intercompany Indebtedness among the Consolidated Companies; provided that (i) any such Indebtedness owed by a Subsidiary that is not a Loan Party to a Loan Party shall be subject to the limitations set forth in Section 7.03(e), (ii) any such Indebtedness owed by a Loan Party shall be subordinated to the Obligations on terms reasonably acceptable to the Administrative Agent and (iii) no such Indebtedness owed to a Loan Party shall be evidenced by a promissory note or other instrument unless pledged and delivered to the Administrative Agent pursuant to the Security Agreement as additional Collateral;

(e)Guarantees by any Loan Party of Indebtedness of any other Loan Party; provided, that such Indebtedness is otherwise permitted by this Section 7.02;

(f)obligations (contingent or otherwise) of any of the Consolidated Companies existing or arising under any Swap Contract, provided that such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view”;

(g)unsecured Indebtedness to sellers in respect of the purchase price for a Permitted Acquisition; provided, that such Indebtedness is subordinated to the Obligations on terms reasonably acceptable to the Administrative Agent and does not mature or require any principal repayments earlier than the date which is six months after the scheduled Maturity Date (“Permitted Seller Debt”);

(h)Indebtedness incurred in favor of insurance companies (or their financing affiliates) in connection with the financing of insurance premiums in the ordinary course of business;

(i)Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts to the extent incurred in the ordinary course of business;

(j)Indebtedness of any of the Consolidated Companies to former, future or current officers, directors, consultants or employees of any of the Consolidated Companies or their respective estates to finance the purchase or redemption of Equity Interests of Holdings; provided, that (i) the applicable Restricted Payment is permitted by Section 7.06, (ii) any such Indebtedness owed by a Loan Party shall be subordinated to the Obligations on terms reasonably acceptable to the Administrative Agent, and (iii) that the aggregate principal amount of all such Indebtedness shall not exceed $500,000 at any time outstanding;

(k)Indebtedness consisting of unsecured Earnouts (including under Deferred Earnout Notes), indemnification, adjustment of purchase price, non-competition, deferred compensation, working capital adjustments or similar adjustments incurred in connection with any Permitted Acquisition or a Disposition permitted under Section 7.05;

(l)customary reimbursement or indemnity obligations incurred in the ordinary course of business with respect to appeal bonds, performance bonds, bids, trade contracts, governmental contracts and leases (other than for the repayment of Indebtedness), statutory obligations, workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance; and

(m)non-cash accruals of interest, accretion or amortization of original issue discount and/or pay-in-kind interest with respect to Indebtedness permitted under this Section 7.02;

(n)Indebtedness outstanding under the Existing Travel Cards for travel expenditures made in the ordinary course of business; provided, that such Indebtedness (i) is either unsecured or secured only by Liens permitted under Section 7.01(u), (ii) was not carried over from a prior monthly billing cycle and that Borrower reasonably anticipates that such Indebtedness will be timely repaid in full following the end of the current monthly billing cycle, and (iii) does not exceed $1,000,000 in the aggregate at any time;

(o)Indebtedness in respect of the Existing Letters of Credit and any increases, extensions or renewals (automatic or otherwise) thereof, provided, that the aggregate face amount of such letters of credit shall not exceed $1,000,000 at any time;

(p)Indebtedness assumed in connection with a Permitted Acquisition; provided, that such Indebtedness exists at the time such Permitted Acquisition is consummated and is not created in contemplation thereof or in connection therewith; and

(q)other unsecured Indebtedness of the Loan Parties; provided, that the aggregate principal amount of all such Indebtedness shall not exceed $1,000,000 at any time outstanding.

7.03Investments.  Make or hold any Investments, except:

(a)Investments in the form of cash or Cash Equivalents;

(b)advances to officers, directors and employees of the Consolidated Companies in an aggregate amount not to exceed $500,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

(c)Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(d)Guarantees permitted by Section 7.02;

(e)Investments consisting of loans, advances or capital contributions or other equity investments by the Consolidated Companies in or to their respective Subsidiaries (other than VLC) or other Loan Parties; provided, that the aggregate principal amount of all such loans, advances and capital contributions and other equity investments by the Loan Parties in and to Subsidiaries that are not Loan Parties shall not exceed $1,000,000 at any time outstanding (in addition to any existing Investments by Loan Parties in Subsidiaries that are not Loan Parties set forth on Schedule 5.07(e));

(f)Investments by Holdings in VLC to enable VLC to (i) fund distributions required to be paid to participants and beneficiaries of the VLC Supplemental Retirement Plan and the VLC Replacement Benefit Plan (collectively, the “Nonqualified Plans”) in that calendar year after taking into account any assets available under the VLC rabbi trusts maintained for the Nonqualified Plans, (ii) pay the annual actuarial valuation expenses, rabbi trustee fees, and similar annual administrative costs of the Nonqualified Plans, such Investments under this clause (ii) not to exceed $200,000 in the aggregate per fiscal year, and (iii) settle or adjudicate legal claims of VLC, such Investments under this clause (iii) not to exceed $500,000 in the aggregate per fiscal year unless such larger amount is approved in writing by the Administrative Agent;

(g)Investments existing on the date hereof and set forth on Schedule 5.07(e) and any modifications, renewals or extensions thereof (in each case other than any increase in the amount thereof);

(h)Permitted Acquisitions;

(i)Investments constituting deposits made in connection with the purchase of goods or services in the ordinary course of business;

(j)Investments in respect of Swap Contracts permitted under Section 7.02(f);

(k)Investments in the ordinary course of business consisting of Article 3 endorsements for collection or deposit and Article 4 customary trade arrangements with customers consistent with past practices;

(l)advances of payroll payments to employees in the ordinary course of business;

(m)any Investment received in connection with a Disposition of any asset permitted under this Agreement; and

(n)other Investments (other than Acquisitions and other than Investments in VLC); provided, that the aggregate amount of all such Investments shall not exceed $1,000,000 at any time outstanding.

7.04Fundamental Changes.  Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Event of Default is continuing or would result therefrom:

(a)any Subsidiary may merge with (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person or (ii) any one or more other wholly-owned Subsidiaries, provided that when any Guarantor is merging with another wholly-owned Subsidiary, such Guarantor shall be the continuing or surviving Person;

(b)any Subsidiary may sell, transfer, lease or otherwise dispose of all or substantially all of its assets to the Borrower or to any Guarantor (other than Holdings);

(c)any of the Consolidated Companies may sell, transfer, lease or otherwise dispose of its assets in a transaction that is permitted by Section 7.05;

(d)any Subsidiary may dissolve, liquidate or wind up its affairs; provided, that if such Subsidiary is a Guarantor, the assets of such Subsidiary shall be contributed to, distributed to or otherwise acquired by a Loan Party; and

(e)any of the Consolidated Companies (other than Holdings) may merge, dissolve, liquidate, consolidate with or into the Target or any other Loan Party (other than Holdings) in connection with a Permitted Acquisition.

7.05Dispositions.  Make any Disposition or enter into any agreement to make any Disposition, except:

(a)Dispositions or the abandonment of obsolete, worn out or surplus property or property no longer used or useful in the business of the Consolidated Companies, or IP Rights no longer material to the business of the Consolidated Companies, whether now owned or hereafter acquired, in the ordinary course of business;

(b)Dispositions of inventory in the ordinary course of business;

(c)Dispositions of property by any Guarantor to the Borrower or another Guarantor, or by any Subsidiary to a Loan Party or to another wholly-owned Subsidiary;

(d)non-exclusive licenses of IP Rights in the ordinary course of business and substantially consistent with past practice;

(e)Dispositions of Cash Equivalents in the ordinary course of business;

(f)Dispositions of leased real estate in the ordinary course of business;

(g)Dispositions of accounts receivable in connection with the collection or compromise thereof;

(h)any forgiveness, writeoff or writedown of any intercompany obligations owed by a Loan Party;

(i)(i) any dispositions resulting from a loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of the Borrower or any Subsidiary; (ii) the granting of Permitted Liens, (iii) Investments permitted under Section 7.03 and (iv) Restricted Payments permitted under Section 7.06;

(j)Dispositions permitted by Section 7.04; and

(k)so long as no Event of Default has occurred and is continuing, other Dispositions of property for fair market value; provided, that (i) the fair market value thereof is not in excess of an aggregate amount of (i) $3,000,000 for any single Disposition and $5,000,000 for all Dispositions in any fiscal year and (ii) the Net Cash Proceeds thereof are used in accordance with Section 2.04(b).

7.06Restricted Payments.  Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(a)each Subsidiary that is not a Loan Party may make Restricted Payments to any Loan Party or any other Subsidiary, and any Loan Party may make Restricted Payments to any other Loan Party (other than Holdings);

(b)the Consolidated Companies may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person so long as no Change in Control would result therefrom;

(c)Holdings may purchase, redeem or otherwise acquire Equity Interests issued by it with the proceeds received from the substantially concurrent issue of new shares of its common stock;

(d)so long as no Event of Default is continuing or would result therefrom, Holdings may, and the Loan Parties may declare and make dividends or other distributions to Holdings to enable Holdings to, redeem Equity Interests held by employees, officers or directors of any of the Consolidated Companies upon the death or separation from employment or departure therefrom or in connection with any management or employee option or benefit plan, in an aggregate amount not to exceed, in any fiscal year of Holdings, $1,000,000, plus the amount of cash proceeds received from the issuance of Qualified Equity of Holdings (other than the Qualified Equity Investments) to employees, officers or directors of any Consolidated Company that have not been used to make any repurchases, redemptions or payments under this clause (d);

(e)to the extent permitted under the Management Fee Subordination Agreement, Holdings may, and the Loan Parties may declare and make dividends or other distributions to Holdings to enable Holdings to, pay to Manager the following amounts under the Management Agreement, without duplication: (i) a fee for monitoring services in an amount, for each calendar year, not to exceed the lesser of (A) $70,000 and (B) the amount payable for such year calculated in accordance with subsection 1(b) of the Management Agreement, (ii) a consulting fee equal to 1% of the gross proceeds of any debt or equity financing or similar transaction by the Consolidated Companies (including the Facilities), (iii) a consulting fee equal to 1% of the enterprise value of any business or entity acquired or disposed of by the Consolidated Companies, in the case of clauses (i), (ii) and (iii) above, so long as no Event of Default is continuing or would result therefrom; provided, that any amounts which would have been permitted to be paid but for the existence of a continuing Event of Default shall be deferred and may be paid (without reference to any limits set forth above) as soon as such Event of Default is no longer continuing, so long as no other Event of Default is then continuing or would result therefrom, and (iv) reimbursement of reasonable out-of-pocket fees and expenses of the Manager under the Management Agreement in an aggregate amount not to exceed $100,000 in any fiscal year;

(f)the Loan Parties may declare and make dividends or other distributions to Holdings to enable Holdings to (i) pay federal, state, local or foreign Taxes then due and owing by Holdings as the common parent of the Consolidated Companies, (ii) pay reasonable and customary corporate and operating expenses (including reasonable out-of-pocket expenses for legal, administrative and accounting services provided by third parties, and compensation, benefits and other amounts payable to officers, employees and directors (other than officers, employees and directors who are affiliated with Sponsor or its Affiliates) in connection with their employment or service in the ordinary course of business), (iii) pay franchise fees or similar Taxes and fees required to maintain any Loan Party’s corporate existence, (iv) pay other amounts permitted to be incurred under Section 7.15, and (v) make Investments in VLC permitted to be made under Section 7.03(f);

(g)so long as no Event of Default is continuing or would result therefrom, the Loan Parties may make Earnout Payments; provided, that immediately after giving effect to any such Earnout Payment on a pro forma basis, the Consolidated Total Net Leverage Ratio as of the date of such payment, using Pro Forma Consolidated Adjusted EBITDA for the most recently completed Measurement Period for which financial statements are available or required to have been delivered under Section 6.01(a) or (b), will not exceed the maximum level then permitted under Section 7.11(a) minus 0.25x; provided further, that nothing herein shall prohibit (x) the issuance of a Deferred Earnout Note (as defined below) being issued in connection with the payment thereof, or (y) with the consent of the Required Lenders, using the proceeds of the issuance of any Qualified Equity by Holdings to finance all or any portion of an Earnout Payment;

(h)Holdings may, and the Loan Parties may declare and make dividends or other distributions to Holdings to enable Holdings to, make payments to Joe Walsh pursuant to the Walsh Employment Agreement, in an aggregate amount not to exceed $300,000 in any fiscal year; and

(i)so long as no Event of Default is continuing or would result therefrom, Holdings may, and the Loan Parties may declare and make dividends or other distributions to Holdings to enable Holdings to, pay to Sponsor or its Affiliates an annual retainer of up to $65,000 per year, per director, as compensation for each director on Holdings’ board of directors who is Affiliated with Sponsor; provided, that any amounts not paid as a result of a continuing Event of Default shall be deferred and may be paid (without reference to any limits set forth above) as soon as such Event of Default is no longer continuing, so long as no other Event of Default is then continuing or would result therefrom.

The payment conditions specified in the foregoing Section 7.06(g) are referred to herein collectively as the “Earnout Payment Conditions”.  In the event the full amount of any Earnout Payment is not paid in cash when due by reason of the Borrower’s inability to comply with the Earnout Payment Conditions, the Borrower may issue an unsecured promissory note to the Person entitled to receive such payment in the principal amount of such accrued but unpaid Earnout Payment (each a “Deferred Earnout Note”).  Each Deferred Earnout Note shall provide that the applicable Loan Party will make principal and interest payments thereon no more frequently than quarterly, and that each such principal or interest payment will be subject to the Earnout Payment Conditions.  Each Deferred Earnout Note may bear interest at a per annum rate not to exceed the lowest interest rate charged or chargeable hereunder at the date such Deferred Earnout Note is issued.

7.07Change in Nature of Business.  Engage in any material line of business other than the Borrower’s Business.

7.08Transactions with Affiliates.  Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than (a) on fair and reasonable terms substantially as favorable to the Borrower or such Subsidiary as would be obtainable by the

Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate; (b) (i) solely among Loan Parties or (ii) solely among Subsidiaries that are not Loan Parties; (c) transactions expressly permitted by Section 7.02, Section 7.03, Section 7.04, Section 7.05 or Section 7.06; (d) reasonable compensation, indemnification and reimbursement of expenses of officers and independent directors and consultants (who are not employees of or affiliated with Sponsor or its Affiliates); (e) stock option and other compensation plans and benefit programs or arrangements of the Borrower and the Subsidiaries entered into in the ordinary course of business; (f) employment and severance arrangements between the Borrower and the Subsidiaries and their respective officers as determined in good faith by the board of directors or senior management of the relevant Person; and (g) compensation of Joe Walsh, in his capacity as Executive Chairman of the Board of Directors of Holdings, pursuant to the Walsh Employment Agreement.

7.09Burdensome Agreements.  Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments to the Borrower or any Guarantor or to otherwise transfer property to or invest in the Borrower or any Guarantor, except for any agreement in effect at the time any Subsidiary becomes a Subsidiary of the Borrower, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Borrower, (ii) of any Subsidiary (other than an Excluded Subsidiary) to Guarantee the Indebtedness of the Borrower or (iii) of the Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that this clause (iii) shall not prohibit any negative pledge incurred or provide in favor of any holder of Indebtedness permitted under Section 7.02 solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

7.10Use of Proceeds.  Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.11Financial Covenants.

(a)Consolidated Total Net Leverage Ratio.  Permit the Consolidated Total Net Leverage Ratio of the Consolidated Companies as of the end of any fiscal quarter ending on or after March 31, 2016, with respect to the four fiscal quarters ending on such date, to be greater than the ratio set forth below opposite such period:

Four Fiscal Quarters Ending	Maximum Consolidated Total Net Leverage Ratio
March 31, 2016	4.75 to 1.00
June 30, 2016	4.75 to 1.00
September 30, 2016	4.75 to 1.00
December 31, 2016	4.00 to 1.00
March 31, 2017	4.00 to 1.00
June 30, 2017	4.00 to 1.00
September 30, 2017	4.00 to 1.00
December 31, 2017	3.00 to 1.00
March 31, 2018	3.00 to 1.00
June 30, 2018	3.00 to 1.00

Four Fiscal Quarters Ending	Maximum Consolidated Total Net Leverage Ratio
September 30, 2018	3.00 to 1.00
December 31, 2018	2.50 to 1.00
March 31, 2019	2.50 to 1.00
June 30, 2019	2.50 to 1.00
September 30, 2019	2.50 to 1.00
December 31, 2019, and the last day of each fiscal quarter thereafter	2.00 to 1.00

(b)Consolidated Fixed Charge Coverage Ratio.  Permit the Consolidated Fixed Charge Coverage Ratio of the Consolidated Companies as of the end of any fiscal quarter ending on or after March 31, 2016, with respect to the four fiscal quarters ending on such date, to be less than 1.20 to 1.00.

(c)Equity Cure.  In the event that the Borrower fails to comply with the requirements of the Consolidated Total Net Leverage Ratio covenant or the Consolidated Fixed Charge Coverage Ratio covenant set forth above, then during the period commencing immediately following the last day of the applicable fiscal quarter with respect to which such financial covenants are being tested and on or prior to the tenth day after the day on which financial statements are required to be delivered for such fiscal quarter (the “Equity Cure Period”), Sponsor and its Affiliates shall have the right to make an equity investment (in the form of Qualified Equity) in Holdings in cash, and such cash will, at the irrevocable election of the Borrower, be included in the calculation of Consolidated Adjusted EBITDA and Pro Forma Consolidated Adjusted EBITDA for the purposes of determining compliance with such covenants at the end of such fiscal quarter and the subsequent three fiscal quarters (all such equity investments made during any Equity Cure Period, collectively, a “Qualified Equity Investment”); provided, that (i) the proceeds of any such Qualified Equity Investment are actually received by Holdings during the applicable Equity Cure Period and applied by the Borrower in prepayment of the Loans in accordance with Section 2.04(b)(iv) (provided, however, that such prepayments shall be disregarded, and the Loans so prepaid shall be deemed to remain outstanding, for the purposes of determining compliance with such covenants at the end of such fiscal quarter and the subsequent three fiscal quarters), (ii) Qualified Equity Investments shall not be made more than two times during the term of this Agreement, (iii) Qualified Equity Investments shall not be made in any two consecutive fiscal quarters, (iv) the amount of any such Qualified Equity Investment shall be no greater than the amount required to cause the Borrower to be in compliance with the applicable financial covenants in this Section 7.11, and (v) any Qualified Equity Investment shall be included in the calculation of Consolidated Adjusted EBITDA and Pro Forma Consolidated Adjusted EBITDA solely for the purpose of determining compliance with all applicable financial covenants and for no other purpose (including calculating any basket levels, pricing or other items governed by reference to Consolidated Adjusted EBITDA or Pro Forma Consolidated Adjusted EBITDA).  If, after giving effect to the foregoing pro forma adjustment, the Borrower is in compliance with the applicable financial covenants set forth in Section 7.11, then the Borrower shall be deemed to have satisfied the requirements of Section 7.11 as of the relevant date of determination with the same effect as though there had been no failure to comply on such date, and the applicable default of Section 7.11 that had occurred shall be deemed cured for purposes of this Agreement.  The parties hereby acknowledge that this Section shall not result in any adjustment to any amounts other than the amounts of the Consolidated Adjusted EBITDA and Pro Forma Consolidated Adjusted EBITDA referred to in this Section 7.11(c).

7.12Amendments of Certain Documents.  Amend, modify or waive (a) any of its Organizational Documents or its rights or obligations thereunder (i) other than amendments, modifications or waivers that would not reasonably be expected to adversely affect the rights of Administrative Agent or any of the Lenders or (ii) without limiting the foregoing clause (i), to permit the issuance or existence of any Disqualified Equity, (b) the Management Agreement except as permitted under the Management Fee Subordination Agreement, or (c) the Walsh Employment Agreement with the effect of increasing compensation payable to Joe Walsh thereunder.

7.13Accounting Changes.  Unless the Borrower has provided the Administrative Agent with 30 days’ prior written notice, make any material change in (a) its accounting policies or reporting practices, except as provided under SEC, PCAOB or GAAP guidelines, or (b) its fiscal year.

7.14Payments and Prepayments, Etc. of Indebtedness.  To the extent any such payment would result in a Default or an Event of Default, prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Indebtedness.

7.15Holding Company.  In the case of Holdings, engage in any business or activity other than (a) the ownership of all outstanding Equity Interests in the Borrower, (b) maintaining its corporate existence, (c) participating in tax, accounting and other administrative activities as the parent of the Consolidated Companies, (d) the execution and delivery of the Loan Documents to which it is a party and the performance of its obligations thereunder, and (e) activities incidental to the businesses or activities described in clauses (a) through (d) of this Section.

7.16Deposit and Other Accounts.  In the case of the Loan Parties, establish or maintain any deposit, securities or commodity accounts other than (a) payroll accounts, benefit accounts, deferred compensation investment accounts, escrow accounts, trust accounts, merchant accounts, withholding tax accounts, fiduciary accounts and accounts pledged as collateral as permitted by Sections 7.01(e), (u) or (v) , (b) accounts with respect to which the Administrative Agent, such Loan Party and the institution at which such account is maintained or is to be opened have entered into an account control agreement in form and substance reasonably satisfactory to the Administrative Agent (unless such account is otherwise subject to the Administrative Agent’s control within the meaning of Section 9-104 or 9-106, as applicable, of the UCC) and (c) other accounts with respect to which the aggregate amount of cash or securities on deposit or otherwise contained therein, collectively for all such other accounts, does not exceed $250,000 at any time.

7.17Sanctions and Anti-Corruption Laws.   Request any Credit Extension or use (and the Borrower shall ensure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use), directly or indirectly, the proceeds of any Credit Extension (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Article VIII
EVENTS OF DEFAULT AND REMEDIES

8.01Events of Default.  Any of the following shall constitute an Event of Default:

(a)Non-Payment.  Any Loan Party fails to (i) pay when and as required to be paid herein, any amount of principal of any Loan, or (ii) pay within three Business Days after the same becomes due, any interest on any Loan, or any fee or other amount due hereunder or under any other Loan Document; or

(b)Specific Covenants.  Any Loan Party fails to perform or observe any term, covenant or agreement (a) contained in any of Section 6.05, 6.07, 6.10, 6.11, 6.12, 6.15, 6.16 or 6.17 or Article VII or in the Post-Closing Letter or (b) contained in any of Section 6.01, 6.02, 6.03 or 6.14, and such failure continues for three Business Days; or

(c)Other Defaults.  Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days; or

(d)Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or materially misleading in each case, in any material respect when made or deemed made; or

(e)Cross-Defaults.  (i) Any of the Consolidated Companies (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) after the expiration of any applicable grace or cure period in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee referenced in clause (A) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause after the expiration of any applicable grace or cure period, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which a Loan Party or any Subsidiary thereof is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which a Loan Party or any Subsidiary thereof is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Loan Party or such Subsidiary as a result thereof is greater than the Threshold Amount; or

(f)Insolvency Proceedings, Etc.  Any of the Consolidated Companies institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 days, or an order for relief is entered in any such proceeding; or

(g)Inability to Pay Debts; Attachment.  (i) Any of the Consolidated Companies becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 60 days after its issue or levy; or

(h)Judgments.  There is entered against any of the Consolidated Companies (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance, as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage) and such shall remain unsatisfied for a period of 60 days, or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of ten consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)ERISA.  (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower or any ERISA Affiliate under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an amount that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an amount that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; or

(j)Invalidity of Loan Documents.  Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations (other than contingent obligations for which no claim has been made), ceases to be in full force and effect; or any Loan Party contests in writing in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies in writing that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or

(k)Change of Control.  There occurs any Change of Control; or

(l)Collateral Documents.  Any Collateral Document after delivery thereof pursuant to Section 4.01 or 6.12 shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority Lien (subject to Permitted Liens) on the Collateral purported to be covered thereby (except to the extent such failure is the result of any action or inaction by the Administrative Agent).

8.02Remedies upon Event of Default.  If any Event of Default occurs and is continuing, the Administrative Agent may, or at the request of the Required Lenders shall, take any or all of the following actions:

(a)declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;

(b)declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan

Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(c)exercise on behalf of itself and the Lenders all rights and remedies available to it, and the Lenders under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, or any other Debtor Relief Law the obligation of each Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.

No remedy herein is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or new or hereafter existing at law or in equity or by statute or any other provision of Law.

8.03Application of Funds.  After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders arising under the Loan Documents and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations arising under the Loan Documents, and to Cash Collateralize any outstanding Letters of Credit, ratably among the Lenders and, in the case of Letters of Credit, the L/C Issuer, in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and Obligations then owing under Secured Hedge Agreements and Secured Cash Management Agreements, ratably among the Lenders, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been paid in full (other than contingent obligations for which no claim has been made), to the Borrower or as otherwise required by Law.

Notwithstanding the foregoing, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.  Each Cash Management Bank or Hedge Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX hereof for itself and its Affiliates as if a “Lender” party hereto.

Further notwithstanding the foregoing, in no event shall the Administrative Agent apply any payments in respect of the Obligations, or any proceeds of Collateral, to the payment of Swap Obligations if and to the extent that, with respect to the Loan Party making such payment, or owning such Collateral, such Swap Obligations constitute Excluded Swap Obligations.

Article IX
ADMINISTRATIVE AGENT

9.01Appointment and Authority.

(a)Each of the Lenders hereby irrevocably appoints Webster Bank to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and no Loan Party shall have rights as a third party beneficiary of any of such provisions.

(b)The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a potential Hedge Bank and a potential Cash Management Bank) hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto.  In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX and Article X (including Section 10.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

9.02Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03Exculpatory Provisions.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(b)shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law; and

(c)shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(d)The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a final and nonappealable judgment of a court of competent jurisdiction.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender.

(e)The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-

agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

9.06Resignation of Administrative Agent.  The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall with the consent of the Borrower appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders with the Borrower’s consent and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent with Borrower’s consent (unless an Event of Default shall have occurred and be continuing in which event Borrower’s consent shall not be required) meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

9.07Non-Reliance on Administrative Agent and Other Lenders.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise.

(a)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.08 and 11.04) allowed in such judicial proceeding; and

(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.08 and 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender or in any such proceeding.

9.09Collateral and Guaranty Matters.  Each of the Lenders (including in its capacities as a potential Cash Management Bank and a potential Hedge Bank) irrevocably authorize the Administrative Agent, at its option and in its discretion.

(a)to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than (A) contingent indemnification obligations and (B) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements as to which arrangements satisfactory to the applicable Cash Management Bank of Hedge Bank shall have been made), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii)  if approved, authorized or ratified in writing in accordance with Section 10.01;

(b)to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder; and

(c)to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i).

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.09.  In each case as specified in this Section 9.09, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.09.

9.10Secured Cash Management Agreements and Secured Hedge Agreements.  Except as otherwise expressly set forth herein, no Cash Management Bank or Hedge Bank that obtains the benefits of Section 8.03, or any Collateral by virtue of the provisions hereof or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents.  Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

9.11Appointment of First L/C Issuer.

(a)The first L/C Issuer hereunder shall be Webster Bank.  Webster Bank shall accept such appointment as L/C Issuer by executing and delivering a signature page to this Agreement.  Upon the acceptance by Webster Bank of its appointment as first L/C Issuer hereunder, Webster Bank shall become party to and bound by this Agreement as L/C Issuer hereunder without the need for any amendment to this Agreement or any of the other Loan Documents and without the need for the consent of any other parties hereto.

(b)Upon acceptance by Webster Bank of its appointment as first L/C Issuer hereunder, Webster Bank shall (i) become vested with all of the rights, powers, privileges and duties of the L/C Issuer hereunder, and (ii) make arrangements reasonably satisfactory with the Administrative Agent and the Borrower for the issue from time to time of Letters of Credit hereunder in accordance with the terms hereof.  Any Person party hereto as L/C Issuer shall have the continuing right to resign as L/C Issuer upon the terms contained in Section 10.06(g).

9.12Notice of Transfer.  The Administrative Agent may deem and treat a Lender party to this Agreement as the owner of such Lender’s portion of the Obligations for all purposes, unless and until, and except to the extent, an Assignment and Acceptance shall have become effective as set forth in Section 10.06.

9.13Agency for Perfection.  Each Lender hereby appoints each other Lender as agent for the purpose of perfecting Liens for the benefit of the Administrative Agent and the Lenders, in assets which, in accordance with Article 9 of the UCC or any other applicable Law of the United States can be perfected only by possession.  Should any Lender (other than the Administrative Agent) obtain possession of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent's request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

9.14Indemnification of Agent.  Without limiting the obligations of the Loan Parties hereunder, the Lenders hereby agree to indemnify the Administrative Agent, ratably according to their Applicable Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted to be taken by the Administrative Agent in connection therewith; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct as determined by a final and non-appealable judgment of a court of competent jurisdiction.

9.15Relation Among Lenders.  The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender.

Article X
MISCELLANEOUS

10.01Amendments, Etc.  No amendment or waiver of any provision of this Agreement or any other Loan Document (other than the Fee Letter, any Cash Management Agreement and any Swap Contract, which may be amended or waived in accordance with its terms), and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and a fully executed copy thereof is delivered to the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)extend or increase the Revolving Credit Commitment of any Lender (or reinstate any Revolving Credit Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(b)postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under such other Loan Document without the written consent of each Lender entitled to such payment;

(c)reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender entitled to such amount; provided that only the consent of Required Lenders shall be necessary to amend the definition of the “Default Rate” or waive any obligation to pay interest at the Default Rate;

(d)change (i) Section 2.12 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender or (ii) the order of application of any reduction in the Commitments or any prepayment of Loans among the Facilities from the application thereof set forth in the applicable provisions of Section 2.04(b) or 2.05(c), respectively, in any manner that materially and adversely affects the Lenders under a Facility without the written consent of (A) if such Facility is the Revolving Credit Facility, the Required Revolving Lenders, (B) if such Facility is the Term A Facility, the Required Term A Lenders, (C) if such Facility is the Term B Facility, the Required Term B Lenders, or (D) if such Facility is an Incremental Term Loan Facility, the Required Incremental Term Lenders thereunder;

(e)change (i) any provision of this Section 10.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder (other than the definitions specified in the immediately following clause (ii)) without the written consent of each Lender, or (ii) the definition of “Required Revolving Lenders”, “Required Term A Lenders”, “Required Term B Lenders” or “Required Incremental Term Lenders” without the written consent of each Lender under the applicable Facility;

(f)release or subordinate all or substantially all of the Collateral in any transaction or series of related transactions not otherwise permitted under the Loan Documents, without the written consent of each Lender;

(g)release or subordinate all or substantially all of the value of the Guaranty, or the Guaranty of Holdings, without the written consent of each Lender, except to the extent the release of any Subsidiary from the Guaranty is permitted pursuant to Section 9.09 (in which case such release may be made by the Administrative Agent acting alone); or

(h)amend Section 2.08(c) or the definition of “Repricing Event”, without the written consent of each Term B Lender;

and provided, further, that no amendment, waiver or consent shall, unless in writing and signed by (x) the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document, or (y) the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any other Loan Document.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Revolving Credit Commitment of such Lender may not be increased or extended without the consent of such Lender.

If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender and that has been approved by the Required Lenders, the Borrower may replace such Non-Consenting Lender in accordance with Section 10.13; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrower to be made pursuant to this paragraph).

Notwithstanding anything to the contrary herein the Administrative Agent may, with the prior written consent of the Borrower only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect or inconsistency.

Notwithstanding the foregoing, this Agreement may be amended with only the written consent of the Borrower and the Administrative Agent to effect the provisions of Section 2.14 upon the effectiveness of any Incremental Term Loans.

10.02Notices; Effectiveness; Electronic Communications.

(a)Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier or electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)if to the Borrower or the Administrative Agent or the L/C Issuer, to the address, telecopier number, electronic mail address, telephone number specified for such Person on Schedule 10.02; and

(ii)if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent so long as it receives confirmation that it has been sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b)Electronic Communications.  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites but excluding text messages) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower may, in its or their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall only be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement but excluding automatic ‘out-of-office’ messages), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)Change of Address, Etc.  The Borrower and the Administrative Agent may change their respective address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.  Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower’s materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(d)Reliance by Administrative Agent and Lenders.  The Administrative Agent and the Lenders shall be entitled to reasonably rely upon the authority of and act upon any notices (including telephonic Committed Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reasonable reliance by such Person on each notice purportedly given by or on behalf of the Borrower.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03No Waiver; Cumulative Remedies; Enforcement.  No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.  Without limiting the generality of the foregoing, the making of a Credit Extension shall not be construed as a waiver of any Default or Event of Default regardless of whether the Administrative Agent may have had notice or knowledge of such Default or Event of Default at the time.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.12), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.12, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.04Expenses; Indemnity; Damage Waiver.

(a)Costs and Expenses.  The Borrower shall pay (i) all reasonable documented out-of-pocket expenses incurred by the Administrative Agent, the L/C Issuer and their respective Affiliates (including the reasonable and documented fees, charges and disbursements of counsel for the Administrative Agent, the L/C Issuer, the Lenders), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out‑of‑pocket expenses incurred by the Administrative Agent, the L/C Issuer or any Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent, the L/C Issuer or any Lender) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans, and (iii) all reasonable documented out‑of‑pocket expenses incurred by the Administrative Agent (including in its capacity as Lender).

(b)Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender, the L/C Issuer and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all actions, suits, actual losses, claims, damages, liabilities and related expenses (including the reasonable and documented fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any of the Consolidated Companies, or any Environmental Liability related in any way to any of the Consolidated Companies, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available (x) to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (y) to the extent that such losses, claims, damages, liabilities or related expenses result from a claim brought by any Loan Party against such Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction, or (z) for claims between or among Indemnitees (excluding claims against any Indemnitee in its capacity or fulfilling its role as the Administrative Agent or the L/C Issuer) which do not involve an act or omission by any of the Loan Parties or any of their respective Related Parties.  This Section 10.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages from any non-Tax claim.

(c)Reimbursement by Lenders.  To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof) or the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or the L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity.  The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.11(d).

(d)Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable Law, each party hereto shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan

Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any Letter of Credit or the use of proceeds thereof.  No party hereto or any Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)Survival.  The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Revolving Credit Facility and the repayment, satisfaction or discharge of all the other Obligations.

10.05Payments Set Aside.  To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent or the L/C Issuer, as the case may be, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06Successors and Assigns; Resignation of L/C Issuer.

(a)Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 10.06(b), (ii) by way of participation in accordance with the provisions of Section 10.06(d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)Minimum Amounts.

(A)in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility and the Loans at the time owing to it under such Facility or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii)Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned and a proportionate part of all of the assigning Lender’s rights and obligations with respect to the “Loans” or the “Revolving Credit Commitments”;

(iii)Required Consents.  No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;  provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten Business Days after having received written notice thereof; and

(B)the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (1) any Revolving Credit Commitment if such assignment is to a Person that is not a Lender with a Revolving Credit Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (2) the Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund;

(iv)Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the

Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)No Assignment to Borrower.  No such assignment shall be made to Holdings or any of Holdings’ Affiliates or Subsidiaries.

(vi)No Assignment to Natural Persons.  No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(d).

(c)Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Credit Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or Holdings or any of Holdings’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant.  Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.06(b).  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.12 as though it were a Lender.  In the event that a Lender sells a participation, the Lender, acting solely for this purpose as an agent of the Borrower, shall maintain (or cause to be maintained) a register (the “Participant Register”) on which it enters the name of all Participants in all or any portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitments and/or the Loans owing to it).  Any participation or transfer thereof may be effected only by the registration of such participation on the Participant Register.

(e)Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant.  At the request of the Borrower, the Participant shall comply with Section 3.01(e) as though it were a Lender (it being understood that the documentation required under Section 3.01(e) shall be delivered to the participating Lender).

(f)Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)Resignation of L/C Issuer.  Notwithstanding anything to the contrary contained herein, the first L/C Issuer appointed hereunder pursuant to Section 9.11 and any successor L/C Issuer may, upon not less than 30 days’ prior notice to the Administrative Agent and the Borrower, resign as L/C Issuer.  In the event of any such resignation as L/C Issuer, the Administrative Agent shall have the right, with the consent of the Borrower (such consent not to be unreasonably withheld or delayed), to appoint a successor L/C Issuer hereunder; provided, however, that no failure by the Administrative Agent to appoint any such successor shall affect the resignation of any L/C Issuer.  If any L/C Issuer resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require Revolving Lenders to make Base Rate Loans).  Upon the appointment of a successor L/C Issuer, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, and (ii) the successor L/C Issuer shall issue Letters of Credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements reasonably satisfactory to the Administrative Agent and the Borrower to effectively assume the obligations of the resigning L/C Issuer with respect to such Letters of Credit.

(h)Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.07Treatment of Certain Information; Confidentiality; Press Releases.  Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), solely for purposes of administration of this Agreement, the other Loan Documents, any Secured Cash Management Agreements and any Secured Hedge Agreements, (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.14 or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender, or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower; provided that in the case of clauses (b) and (c) above, the disclosing party shall notify the Borrower of such disclosure to the extent permitted by law.

For purposes of this Section, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof or their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary thereof.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States federal and state securities Laws.

The Administrative Agent or any Lender may from time to time publish advertising material (including press releases), on its website or in other marketing materials, relating to the financing transactions contemplated by this Agreement using any Loan Party’s name, product photographs, logos or trademarks.  The Administrative Agent or such Lender shall provide a draft of any such advertising material to the Borrower for review and comment prior to the publication thereof, and shall not publish such advertising material without the Borrower’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

10.08Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender (other than a Defaulting Lender) is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender to or for the credit or the account of any Loan Party against any and all of the obligations of such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have.  Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement or any other Loan Document by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

10.12Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  Without limiting the foregoing provisions of this Section, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.13Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, or if the Borrower is required to indemnify any Lender or to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of their interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

(b)such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d)such assignment does not conflict with applicable Laws and

(e)in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

10.14Governing Law; Jurisdiction; Etc.

(a)GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)SUBMISSION TO JURISDICTION.  EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE

JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY OTHER JURISDICTION.

(c)WAIVER OF VENUE.  EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.15Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) the Administrative Agent has no obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and the Administrative Agent has no obligation to disclose any of such interests to the Borrower or its

Affiliates.  To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.17Electronic Execution of Assignments and Certain Other Documents.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.18USA PATRIOT Act.  Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Act.  The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” an anti-money laundering rules and regulations, including the Act.

10.19Time of the Essence.  Time is of the essence of the Loan Documents.

10.20ENTIRE AGREEMENT.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

10.21Titled Agents.  The Joint Lead Arrangers, Syndication Agent and Co-Documentation Agents listed on the cover page to this Agreement, in such capacities, assume no responsibility or obligation hereunder, including, without limitation, for servicing, enforcement or collection of any of the Loans, or for any duties as an agent hereunder for the Lenders.  The titles of “Joint Lead Arranger”, “Syndication Agent” and “Co-Documentation Agent” are solely honorific and imply no fiduciary responsibility on the part of such Persons, in such capacities, to the Administrative Agent, the Borrower, any other Loan Party or any Lender.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:

CAMBIUM LEARNING, INC.

By:

Name:

Title:

HOLDINGS:

CAMBIUM LEARNING GROUP, INC.

By:

Name:

Title:

S-1

[Signature Page to Credit Agreement]

WEBSTER BANK, n.a., as
Administrative Agent, L/C Issuer and a Lender

By:

Name:

Title:

S-2

[Signature Page to Credit Agreement]

[TBD], as a Lender

By:

Name:

Title:

S-3

[Signature Page to Credit Agreement]